UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KONTOOR BRANDS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholders

On behalf of the Board of Directors and the leadership team, I am pleased to invite you to attend the Kontoor Brands, Inc. 2023 Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, April 20, 2023, at 11:00 a.m., Eastern Time, to be held live via the Internet at www.virtualshareholdermeeting.com/KTB2023. The format of the Annual Meeting will be a virtual-only meeting.

Attached to this letter are a Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the business to be conducted at the Annual Meeting.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders over the Internet, we have sent shareholders of record at the close of business on February 16, 2023 a Notice of Internet Availability of Proxy Materials (“Notice”) beginning on or about March 9, 2023. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of these proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice, as well as in the attached Proxy Statement.

We have designed the format of the Annual Meeting to ensure that shareholders are afforded similar rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation. To attend the Annual Meeting, shareholders must register in advance, using their control number and other information, at www.proxyvote.com prior to the deadline of Monday, April 17, 2023, at 5:00 p.m., Eastern Time. Upon completing registration, shareholders will receive further instructions by e-mail, including links that will allow them to access the Annual Meeting, submit questions, and vote online during the Annual Meeting.

Beginning thirty minutes prior to, and during, the Annual Meeting, support will be available to assist shareholders with any technical difficulties they may have accessing, hearing or participating in the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the virtual meeting registration page.

Your vote is important to us. To ensure that you will be represented, we ask you to vote your shares on the Internet, by telephone or by mail as soon as possible, or you may vote during the live webcast of the Annual Meeting. Voting on the Internet, by telephone or by mail does not deprive you of your right to attend the Annual Meeting. If you do attend the Annual Meeting and wish to vote your shares at the meeting, you may revoke your proxy at or prior to the Annual Meeting.

I thank you for your continued support of our company.

Sincerely,

Scott H. Baxter

President, Chief Executive Officer and Chair of the Board of Directors

To Our Shareholders of Kontoor Brands, Inc.
Notice of Annual Meeting of Shareholders Date: Thursday, April 20, 2023 Time: 11:00 a.m., ET Place: Virtually via the Internet at www.virtualshareholdermeeting. com/KTB2023	The 2023 Annual Meeting of Shareholders of Kontoor Brands, Inc. will be held live virtually via the Internet at www.virtualshareholdermeeting.com/KTB2023, on Thursday, April 20, 2023, at 11:00 a.m., Eastern Time, for the following purposes:
to elect seven directors to serve until the annual meeting of shareholders to be held in 2024;
to ratify the appointment of PricewaterhouseCoopers LLP as Kontoor’s independent registered public accounting firm for the fiscal year ending December 30, 2023;
to approve the compensation of Kontoor’s named executive officers as disclosed in this Proxy Statement; and
YOUR VOTE IS IMPORTANT You are urged to vote your shares in advance via the Internet, through our toll-free telephone number, or by signing, dating and promptly returning your completed proxy card.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

A copy of Kontoor’s Annual Report for the fiscal year ended December 31, 2022 is included for your information.

Only shareholders of record as of the close of business on February 16, 2023 are entitled to notice of, and to vote at, the Annual Meeting.

To attend the Annual Meeting, shareholders must register in advance, using their control number and other information, at www.proxyvote.com prior to the deadline of Monday, April 17, 2023, at 5:00 p.m., Eastern Time. Upon completing registration, shareholders will receive further instructions by e-mail, including links that will allow them to access the Annual Meeting, submit questions, and vote online during the Annual Meeting. Shareholders will not be able to attend the Annual Meeting in person. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection during the Annual Meeting at www.virtualshareholdermeeting.com/KTB2023, upon registration and log-in.

Sincerely,

Thomas L. Doerr, Jr.

Executive Vice President, General Counsel and Corporate Secretary

Proxy Statement Summary

Important Notice Regarding the Availability of Proxy

Materials for the Shareholder Meeting to be held on April 20, 2023. This Proxy Statement and our Annual Report are available at www.proxyvote.com.

This summary highlights certain information about Kontoor Brands, Inc. (the “Company,” “Kontoor,” “we,” “us” or “our”) contained in this proxy statement (“Proxy Statement”) but does not contain all the information that you should consider when casting your vote. Please review this entire Proxy Statement as well as our Annual Report for the fiscal year ended December 31, 2022 (“Annual Report”) carefully before voting.

General Information

The Board of Directors of the Company (the “Board”) is furnishing you this Proxy Statement to solicit proxies, on its behalf, to be voted at the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 20, 2023, at 11:00 a.m., Eastern Time, via the Internet at www.virtualshareholdermeeting.com/KTB2023, and at any adjournments or postponements thereof. The format of the Annual Meeting will be a virtual-only meeting. Shareholders will not be able to attend the Annual Meeting in person. We have designed the format of the Annual Meeting to ensure that shareholders are afforded similar rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation.

The Board has made this Proxy Statement and our Annual Report available to you over the Internet at www.proxyvote.com or, upon your request, has mailed you a printed version of these proxy materials in connection with the Annual Meeting. We mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders, and this Proxy Statement and our Annual Report were posted to the above-referenced website, beginning on or about March 9, 2023.

Spin-Off

On May 22, 2019, V.F. Corporation (“VF”) completed the spin-off of its Jeanswear business, which included the Wrangler®, Lee® and Rock & Republic® brands, as well as the VF Outlet business. The spin-off transaction (the “Spin-Off”) was effected through a pro-rata distribution to VF shareholders of one share of Kontoor common stock for every seven shares of VF common stock held on the record date of May 10, 2019. Kontoor began to trade as a standalone public company on the New York Stock Exchange (the “NYSE”) under the ticker symbol “KTB” on May 23, 2019.

Kontoor Brands, Inc.	1	2023 Proxy Statement

Voting Roadmap

Proposal	Board Recommendation	Page Reference
Proposal No. 1: Election of seven directors for a term ending at the 2024 annual meeting of shareholders.	The Board recommends a vote “FOR” each of the director nominees.	See “Proposal No. 1 – Election of Directors” beginning on page 8 of this Proxy Statement.
Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023.	The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023.	See “Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 68 of this Proxy Statement.
Proposal No. 3: Approval of the compensation of our named executive officers on a non-binding advisory basis (“Say-on-Pay vote”).	The Board recommends a vote “FOR” the approval of the compensation of our named executive officers on a non-binding advisory basis.	See “Proposal No. 3 – Approval of Named Executive Officer Compensation on a Non-Binding Advisory Basis (“Say-on-Pay Vote”)” beginning on page 70 of this Proxy Statement.

Kontoor Brands, Inc.	2	2023 Proxy Statement

Voting and Meeting Matters

Who May Vote	If, at the close of business on February 16, 2023 (the “Record Date”), you held shares of Kontoor common stock (a) directly in your name as a shareholder of record or (b) through a broker, bank or other nominee (shares held in “street name”), you have one vote for each such share of Kontoor common stock and may vote your shares by proxy via the Internet, by telephone or by mail, or you may vote your shares during the live webcast of the Annual Meeting. For shares held in street name, you generally cannot vote your shares directly and instead may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. As of the close of business on the Record Date, 55,520,004 shares were outstanding and entitled to vote.

How to Obtain Meeting Materials	All Proxy Materials for the Annual Meeting, including this Proxy Statement and our Annual Report, are available to you over the Internet at www.proxyvote.com. All shareholders have been separately provided with the Notice and, as indicated in the Notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Shareholders will not receive printed copies of the proxy materials unless they request them. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Please make your request as instructed in that Notice prior to April 6, 2023 to facilitate timely delivery.

What Constitutes a Quorum	The presence, on the live webcast of the Annual Meeting or by proxy, of the holders of a majority of the outstanding shares entitled to cast a vote on a particular matter to be acted upon at the Annual Meeting constitutes a quorum for the purposes of consideration and action on the matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How Votes are Counted,” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

Proposals to be Voted on

We are asking you to vote on the following:

●    Proposal No. 1: Election of seven directors for a term ending at the 2024 annual meeting of shareholders;

●    Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023; and

●    Proposal No. 3: Approval of the compensation of our named executive officers on a non-binding advisory basis (“Say-on-Pay vote”).

Kontoor Brands, Inc.	3	2023 Proxy Statement

Votes Required	For Proposal No. 1, you may vote “FOR” or “AGAINST” each of the seven director nominees or abstain from voting. Proposal No. 1 requires that each director is elected by the vote of the majority of the votes cast with respect to the director at a meeting at which a quorum is present. This means that the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” such director nominee. Please refer to Proposal No. 1 for information regarding our policy on majority voting in uncontested elections of directors. Abstentions and broker non-votes will have no effect on the election of directors.

For Proposal No. 2, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares cast at a meeting at which a quorum is present. Abstentions will not be considered as votes cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, there will be no broker non-votes with respect to Proposal No. 2, and a broker will be permitted to exercise its discretion to vote uninstructed shares on Proposal No. 2 in accordance with the applicable NYSE rules.

For Proposal No. 3, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares cast at a meeting at which a quorum is present. Proposal No. 3 is advisory in nature and non-binding, and the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes will not be considered as votes cast and, as a result, will not have any effect on Proposal No. 3.

How Votes are Counted

For shareholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where a shareholder returns its signed proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the election of each of the Board’s director nominees; (2) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023; (3) “FOR” the approval of the compensation of our named executive officers; and (4) as recommended by the Board or, if no recommendation is given, in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a shareholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

For beneficial owners of shares held in street name, the brokers, banks or other nominees holding shares for beneficial owners will vote those shares as you instruct. Absent instructions from you, brokers, banks and other nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable NYSE rules. A broker, bank or other nominee does not have discretion to vote on the election of directors or approval of the compensation of our named executive officers. If you do not instruct your broker, bank or other nominee how to vote on those matters, no votes will be cast on your behalf on Proposal No. 1 or Proposal No. 3. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on Proposal No. 2.

Kontoor Brands, Inc.	4	2023 Proxy Statement

Board Recommendations

Our Board recommends that you vote your shares:

●    “FOR” each of the director nominees set forth in this Proxy Statement;

●    “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023; and

●    “FOR” the approval of the compensation of our named executive officers.

How to Vote

If you are a shareholder of record, please refer to your proxy card to see when your vote must be received by. If you hold shares in street name, please refer to the information forwarded by your bank, broker or other nominee to see when your voting instructions must be received by.

If you are a Shareholder of Record you may Vote by Granting a Proxy. To Vote by Proxy:

By Internet

Go to the website www.proxyvote.com and follow the instructions on how to complete an electronic proxy card, 24 hours a day, seven days a week. You will need the 16-digit number included on your Notice or proxy card to vote by Internet.

By Telephone

From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit number included on your Notice or proxy card in order to vote by telephone.

By Mail

Request a proxy card from us by following the instructions on your Notice. When you receive the proxy card, mark your selections on the proxy card. Date and sign your name exactly as it appears on your proxy card. Mail the proxy card in the enclosed postage-paid envelope provided to you, or return it to:

VOTE PROCESSING,
c/o Broadridge
51 Mercedes Way
Edgewood, NY 11717

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

If you receive more than one Notice, it generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

Kontoor Brands, Inc.	5	2023 Proxy Statement

During the Annual Meeting

To submit questions in advance of the meeting and vote during the live webcast of the Annual Meeting, you must first register at www.proxyvote.com, using your control number and other information, prior to the deadline of Monday, April 17, 2023, at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and vote online during the meeting. Please be sure to follow instructions found on your proxy card or other information forwarded by your bank, broker or other nominee and subsequent instructions that will be delivered to you via email.

Beginning thirty minutes prior to, and during, the Annual Meeting, support will be available to assist shareholders with any technical difficulties they may have accessing, hearing or participating in the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the virtual meeting registration page.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

How to Change Your Vote or Revoke Your Proxy

If you are a shareholder of record, you may change your vote or revoke your proxy by:

●    sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than April 19, 2023;

●    voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on April 19, 2023;

●    submitting a properly signed proxy card to: VOTE PROCESSING, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, with a later date that is received no later than April 19, 2023; or

●    registering prior to the deadline of Monday, April 17, 2023, at 5:00 p.m. Eastern Time, attending the Annual Meeting, revoking your proxy and voting during the live webcast of the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy during the live webcast of the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Kontoor Brands, Inc.	6	2023 Proxy Statement

How Can I Attend and Participate in the Annual Meeting

The Annual Meeting will be accessible only through the Internet. You are entitled to attend and participate in the Annual Meeting if you were a shareholder as of the close of business on the February 16, 2023 Record Date. To attend and participate in the Annual Meeting, shareholders must register in advance, using their control number and other information, at www.proxyvote.com prior to the deadline of Monday, April 17, 2023, at 5:00 p.m., Eastern Time. Upon completing registration, shareholders will receive further instructions by e-mail, including links that will allow them to access the Annual Meeting, submit questions, and vote online during the Annual Meeting. The 2023 Annual Meeting will begin promptly at 11:00 a.m. Eastern Time.

Beginning thirty minutes prior to, and during, the Annual Meeting, support will be available to assist shareholders with any technical difficulties they may have accessing, hearing or participating in the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the virtual meeting registration page.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The methods by which you may vote are described above.

Kontoor Brands, Inc.	7	2023 Proxy Statement

Proposal No. 1
Election of Directors

The eight individuals named below currently serve on our Board. While the Board is currently divided into three classes, beginning with the Annual Meeting, each of our directors will be elected for a one-year term expiring at the next annual meeting of shareholders and the classification of the Board will cease.

Kathleen S. Barclay is not standing for re-election to the Board and her term as a director will end at the Annual Meeting. Kontoor acknowledges and thanks Ms. Barclay for her outstanding service on the Board. Effective as of the Annual Meeting, the size of the Board will decrease from eight directors to seven directors.

Name	Principal Occupation	Audit Committee	Talent and Compensation Committee	Nominating and Governance Committee	Strategy and Finance Committee
Scott H. Baxter Chair of the Board	President and Chief Executive Officer, Kontoor Brands, Inc.				Member
Kathleen S. Barclay	Retired; Former Chief Human Resources Officer and Senior Vice President, Kroger Co.		Chair	Member
Ashley D. Goldsmith	Chief People Officer, Workday, Inc.		Member	Member
Robert M. Lynch	President and Chief Executive Officer, Papa John’s International, Inc.		Member
Andrew E. Page	Former Executive Vice President and Chief Financial Officer of Foot Locker, Inc.	Member
Mark L. Schiller	Retired; President and Chief Executive Officer, The Hain Celestial Group, Inc.	Member
Robert K. Shearer Lead Independent Director	Retired; Former Senior Vice President and Chief Financial Officer, V.F. Corporation	Chair			Chair
Shelley Stewart, Jr.	Retired; Former Chief Procurement Officer, E.I. du Pont de Nemours & Co.	Member		Chair	Member

Kontoor Brands, Inc.	8	2023 Proxy Statement

Composition of the Continuing Board

Gender Diversity: 1 of 7 are female	Director Independence: 6 of 7 are independent

Ethnic Diversity: 2 of 7 are ethnically diverse	CEO Experience: 3 of 7 have CEO experience

TENURE

Continuing Director Skills and Qualifications Matrix

Executive Management Experience – Senior leadership experience in operations, strategic planning, risk management and oversight, finance/accounting, and supply chain management	●	●	●	●	●	●	●	7
Financial Expertise – Deep understanding of financial and accounting concepts, including experience with financial reporting processes, and financial controls	●		●	●	●	●	●	6
International Experience – Exposure to and experience in global markets, diverse business environments, and/or cultural perspectives	●	●	●	●	●	●	●	7
Industry – Extensive knowledge and experience in the retail apparel industry, and/or consumer products	●		●	●	●	●		5

Kontoor Brands, Inc.	9	2023 Proxy Statement

Marketing and Branding – Experience with consumer marketing, branding, media, and reputational management	●		●	●	●			4
Digital and eCommerce – Experience with digital business strategies and eCommerce operations, including experience with technology resources, and infrastructure	●	●	●	●	●	●	●	7
Corporate Governance – Understanding of public company governance best practices, shareholder relations and institutional investor considerations, including related to executive compensation and risk management along with public company board experience.	●	●	●	●	●	●	●	7
ESG/Sustainability – Understanding of legal and regulatory implications related to environmental, social and governance ("ESG") matters, experience with sustainable sourcing and operations, and/or experience with social impact matters	●	●	●	●	●	●	●	7
Cybersecurity Experience – Understanding of legal and regulatory implications related to cybersecurity matters, experience with cybersecurity strategy and policies, and understanding of risk-based threat management strategies.	●	●	●	●	●	●	●	7

As reflected in the chart above, we believe our continuing directors offer a diverse range of key skills and experience to provide effective oversight of Kontoor and create long-term sustainable growth through successful execution of the Company’s strategic initiatives.

Our Corporate Governance Principles require each director to tender, promptly following the meeting at which he or she is elected as a director, an irrevocable resignation that will be effective upon (a) the failure of such director to receive the number of votes required for re-election, and (b) the acceptance of such director’s resignation by the Nominating and Governance Committee. The Nominating and Governance Committee will consider such tendered resignation and, within 30 days following the date of the shareholders’ meeting at which the election occurred at which a director failed to receive the number of votes required for re-election, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. The Board will act on the tendered resignation, taking into account such recommendation, and publicly disclose its decision regarding the tendered resignation within 60 days from the date of the certification of the election results.

The following section provides information with respect to each director nominee. It includes the specific experience, qualifications and skills considered by the Nominating and Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director. Ages are presented as of March 9, 2023.

Kontoor Brands, Inc.	10	2023 Proxy Statement

Director Nominees

Scott Baxter President, Chief Executive Officer and Chair of the Board Age: 58 Committees: Strategy and Finance Committee

Scott Baxter has served on the Board since the Spin-Off and as Chair of the Board since August 2021. He is President and Chief Executive Officer of Kontoor. Mr. Baxter was named CEO in August 2018 when VF announced its intention to separate its Jeanswear organization into an independent, publicly traded company.

Prior to being named CEO of Kontoor, Mr. Baxter was Group President, Americas West, for VF. In this role, he was responsible for overseeing brands such as The North Face® and Vans®.

Mr. Baxter’s previous leadership roles at VF also included Group President, Outdoor & Action Sports, Americas and Vice President, V.F. Corporation & Group President, Jeanswear, Imagewear and South America. Mr. Baxter joined VF in 2007 as the President of the Licensed Sports Group. In 2008, he was named Coalition President for the Imagewear coalition, which comprised the Image and Licensed Sports Group divisions.

Prior to joining VF, Mr. Baxter served as Senior Vice President of The Home Depot, Inc., leading the Services Division. He also previously served as Executive Vice President of Edward Don & Company and held a series of leadership roles with Nestle and PepsiCo.

Mr. Baxter serves on the board of directors of Lowe’s Companies, Inc., a retail company specializing in home improvement. He also currently serves on the board of directors of Topgolf Callaway Brands Corp., a premium golf equipment and active lifestyle company, but is not standing for re-election at the 2023 annual meeting. An active member of the community, Mr. Baxter is on the board of directors for the Greensboro Chamber of Commerce and the Piedmont Triad Partnership. Mr. Baxter also served as the honorary chairman of the PGA TOUR’s 2020 and 2021 Wyndham Championship.

Mr. Baxter holds a bachelor’s degree from the University of Toledo and a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Management.

Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:

Mr. Baxter has more than 30 years of experience in retail, operations, marketing, merchandising, sales and manufacturing, including extensive executive leadership experience. Mr. Baxter’s service as President and Chief Executive Officer of Kontoor, his previous leadership roles at VF and other public companies, and his service on the board of directors of another public company provide him with valuable insights into our company and industry.

Kontoor Brands, Inc.	11	2023 Proxy Statement

Ashley Goldsmith Chief People Officer, Workday, Inc. Age: 50 Committees: Talent and Compensation Committee, Nominating and Governance Committee

Ashley Goldsmith has served on the Board since February 2022. She has served as Chief People Officer of Workday, Inc. since 2013. Prior to joining Workday, she spent three years with Polycom, Inc., serving as Executive Vice President and Chief Human Resources Officer, leading the company through a high growth phase. Previously, she spent three years at Ventana Medical Systems, a division of the Roche Group, as Senior Vice President, Human Resources, Corporate Communications, Environmental Health & Safety. From 1995 to 2007, she served in a number of leadership positions with increasing responsibility with The Home Depot, Inc., most recently serving as Vice President, Human Resources, Northern Division. Ms. Goldsmith began her career at Great-West Life & Annuity.

Ms. Goldsmith holds a bachelor’s degree in psychology from Vanderbilt University, a Master of Human Resources Development degree from Georgia State University and a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Management.

Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:

Ms. Goldsmith’s qualifications include her extensive experience across industries in human resource management at large publicly traded companies and scaling companies while developing employment brands recognized for being great workplaces. Ms. Goldsmith brings extensive experience with the social component of ESG matters, providing invaluable insight to the Board.

Robert Lynch President and Chief Executive Officer, Papa John’s International, Inc. Age: 46 Committees: Talent and Compensation Committee

Robert Lynch has served on the Board since March 2021. Mr. Lynch has served as President and Chief Executive Officer of Papa John’s International, Inc. since August 2019, and as a member of that company’s board of directors since August 2019. Mr. Lynch joined Papa John’s International, Inc. from Arby’s Restaurant Group, where he served as President since August 2017, and served as Brand President and Chief Marketing Officer from August 2013 to August 2017. Prior to Arby’s Restaurant Group, he served as Vice President of Marketing at Taco Bell. Mr. Lynch has more than 20 years combined experience in the QSR and consumer packaged goods industries, and also held senior roles at H.J. Heinz Company, and Procter & Gamble.

Mr. Lynch holds a bachelor’s degree in economics and political science, and a Master of Business Administration degree from the University of Rochester.

Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:

As President, Chief Executive Officer and Director of Papa John’s International, Inc., a large global publicly traded company, Mr. Lynch brings executive leadership, financial expertise and strategic management skills. Mr. Lynch’s qualifications also include extensive marketing experience, leading purpose-driven organizations and high performing teams and growing successful consumer brands.

Kontoor Brands, Inc.	12	2023 Proxy Statement

Andrew Page Former Executive Vice President and Chief Financial Officer, Foot Locker, Inc. Age: 53 Committees: Audit Committee

Andrew Page has served on the Board since June 2022. Mr. Page previously served as Executive Vice President and Chief Financial Officer of Foot Locker, Inc.

Prior to joining Foot Locker, Mr. Page served as Senior Vice President, Chief Accounting Officer and Controller at Advance Auto Parts, Inc. where he oversaw all accounting, tax, internal controls, and external financial reporting. Previously, he spent eight years at Under Armour, Inc., most recently serving as Senior Vice President and Chief Accounting Officer, and prior to Under Armour, Inc., he held several other senior finance roles at FTI Consulting, Inc., The AES Corporation, General Electric's Consumer and Industrial division, and Discovery Communications, Inc.

Mr. Page holds a Master of Business Administration from Georgetown University and a Bachelor of Business Administration in Accounting from Eastern Kentucky University and is a Certified Public Accountant.

Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:

Mr. Page’s qualifications for election include his experience in senior-level financial positions within the apparel and footwear industry. Mr. Page’s prior roles as Chief Financial Officer of Foot Locker, Inc., and chief accounting officer positions, enables him to provide important insights on a range of financial matters.

Mark Schiller Retired President and Chief Executive Officer, The Hain Celestial Group, Inc. Age: 61 Committees: Audit Committee

Mark Schiller has served on the Board since May 2021. Mr. Schiller served as President and Chief Executive Officer of The Hain Celestial Group, Inc. from November 2018 until December 2022. Prior to joining Hain Celestial, he spent eight years with Pinnacle Foods, Inc., most recently serving as Executive Vice President and Chief Commercial Officer, leading the grocery and frozen segments and key commercial functions. During his tenure with Pinnacle Foods, Mr. Schiller progressed through roles of increasing scope and responsibility across the company’s Retail, Birds Eye Frozen and Duncan Hines Grocery divisions. Previously, he spent eight years at PepsiCo, Inc., in a number of leadership positions, including Senior Vice President of Frito Lay New Ventures, President of Quaker Foods and Snacks North America, and Senior Vice President and General Manager of Frito Lay Convenience Foods Division. Earlier in his career, Mr. Schiller held senior roles with Tutor Time Learning Systems, Inc. and Valley Recreation Products, Inc. He began his career at the Quaker Oats Company.

Mr. Schiller has served on the board of directors of Hain Celestial, a leading organic and natural products company, since December 2018. Since January 2023, he has served as a non-executive director on the Hain Celestial board and will serve as an ongoing resource to the CEO.

Mr. Schiller holds a bachelor’s degree in sociology from Tulane University and a Master of Business Administration degree from Columbia University.

Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:

Mr. Schiller brings significant experience in the consumer packaged goods industry, including as President, Chief Executive Officer and Director of The Hain Celestial Group, Inc., to the Board and the Audit Committee. Through his various roles throughout his career, he has developed extensive management leadership experience as well as strong competencies in sales, marketing strategy, innovation, product development, package design, commercialization, productivity, consumer insights and shopper marketing.

Kontoor Brands, Inc.	13	2023 Proxy Statement

Robert Shearer Lead Independent Director Age: 71 Committees: Audit Committee (Chair), Strategy and Finance Committee (Chair)

Robert Shearer has served on the Board since the Spin-Off and he is Kontoor’s Lead Independent Director. He previously served as Chair of the Board from the Spin-Off until August 2021. Mr. Shearer brings extensive management expertise to the Board, including a range of leadership experience at V.F. Corporation. From 2005 to 2015, Mr. Shearer served as Senior Vice President and Chief Financial Officer of VF, and from 1986 to 2005, served in various other roles of increasing responsibility at VF, including Vice President-Finance and Chief Financial Officer and Vice President-Controller. For two years, he was President of VF’s Outdoor Coalition, which was formed with the acquisition of The North Face® brand. Prior to joining VF, Mr. Shearer was a Senior Audit Manager for Ernst and Young.

Mr. Shearer has served on the board of directors of Yeti Holdings, Inc., a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products, since 2018 and was named Chair of the board of directors in 2021. Since 2008, Mr. Shearer has served on the board of directors of Church & Dwight Co, Inc., a household products manufacturer, where he currently chairs the audit committee. He previously served on the board of directors of The Fresh Market, Inc., a specialty grocery chain.

Mr. Shearer holds a bachelor’s degree in accounting from Catawba College.

Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:

Mr. Shearer’s prior role as Chief Financial Officer of VF, coupled with his 12 years of experience in public accounting, enables him to provide the Board and the Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management, public reporting and investor relations. In addition, during his tenure at VF, his participation in expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities, and strategic planning. Mr. Shearer provides the Board with corporate governance expertise developed through his experience serving on public company boards of directors, including in board leadership roles as the Chair of the board of directors of Yeti Holdings, Inc. and through his service as Chair of the Board from the Spin-Off until August 2021.

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Shelley Stewart, Jr. Retired Chief Procurement Officer, E.I. du Pont de Nemours & Co. Age: 69 Committees: Audit Committee, Nominating and Governance Committee (Chair), Strategy and Finance Committee

Shelley Stewart, Jr. has served on the Board since the Spin-Off. He was previously the Chief Procurement Officer and held responsibility for real estate and facility services at E.I. du Pont de Nemours & Co. from 2012 until his retirement in 2018. Prior to joining DuPont, Mr. Stewart held leadership positions in supply chain and procurement at Tyco International, Invensys PLC, Raytheon Company and United Technologies Corporation.

Mr. Stewart currently serves on the board of Otis Worldwide where he is on the audit committee and nominating and governance committee. He also serves on the board of Clean Harbors where he is on the Environmental, Health and Safety Committee. He is chairman of the Billion Dollar Roundtable Inc., a top-level advocacy organization that promotes corporate supplier diversity. He is also on the Board of Trustees for Howard University as well as chair of the board of visitors for the school of business. Mr. Stewart serves on the board of governors for the University of New Haven. He previously served on the board of directors for Cleco Corporation.

Mr. Stewart holds a bachelor’s degree and a Master of Criminal Justice degree from Northeastern University and received a Master of Business Administration degree from the University of New Haven.

Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:

Mr. Stewart’s qualifications for election include his extensive experience in senior-level supply chain and operational positions with leading industrial companies. Mr. Stewart’s service on other public company boards of directors provides him with valuable insights on corporate governance and ESG matters.

VOTE

The Board unanimously recommends a vote “FOR” each of the director nominees.

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Executive Officers

Kontoor’s executive officers are as follows:

Name	Age	Title
Scott H. Baxter	58	President, Chief Executive Officer and Chair of the Board
Rustin E. Welton	53	Executive Vice President and Chief Financial Officer
Thomas E. Waldron	55	Executive Vice President, Co-Chief Operating Officer and Global Brand President—Wrangler
Christopher M. Waldeck	56	Executive Vice President, Co-Chief Operating Officer and Global Brand President—Lee
Thomas L. Doerr, Jr.	48	Executive Vice President, General Counsel and Corporate Secretary

Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Baxter is included in the director profiles set forth above. Ages are represented as of March 9, 2023.

Rustin E. Welton is Executive Vice President and Chief Financial Officer (and has served in that role since the Spin-Off). Prior to his current role at Kontoor, Mr. Welton was VF’s Vice President and Chief Financial Officer—Americas East from January 2017 to the Spin-Off. He previously served as VF’s Vice President and Chief Financial Officer for the Jeanswear Coalition, Imagewear Coalition, and Central America/South America from December 2014 until January 2017 and Chief Financial Officer–Jeanswear North and South America from 2012 to 2015. He earned a Master of Business Administration degree from Indiana University’s Kelley School of Business and a B.A. in Finance from the University of Illinois at Urbana-Champaign.

Thomas E. Waldron is Executive Vice President, Co-Chief Operating Officer and Global Brand President–Wrangler (and has served in that role since March 2022). Prior to his current role, Mr. Waldron was Kontoor’s Executive Vice President (or Vice President) and Global Brand President–Wrangler since the Spin-Off. He previously served as VF’s Global Brand President–Wrangler from October 2018 to the Spin-Off, President—Wrangler from March 2016 until October 2018, Vice President–Mass Brands from July 2010 until March 2016, Vice President General Manager—Wrangler Male Bottoms from July 2005 until July 2010, Merchandise Manager– Wrangler Men’s from January 2003 until July 2005, National Account Executive—Walmart (Boys) from January 2000 until January 2003, National Account Executive—Walmart (Men’s) from November 1996 until January 2000 and Replenishment Manager from September 1995 until November 1996. He earned a B.S. in Economics from the University of North Carolina at Greensboro.

Christopher Waldeck is Executive Vice President, Co-Chief Operating Officer and Global Brand President—Lee (and has served in that role since March 2022). Prior to his current role, Mr. Waldeck was Kontoor’s Executive Vice President (or Vice President) and Global Brand President—Lee since the Spin-Off. He previously served as VF’s Global Brand President, Lee and Rock & Republic from October 2018 to the Spin-Off and President—Lee and Rock & Republic from May 2017 to October 2018. Before joining VF, Mr. Waldeck was with the Adidas Group as Vice President, General Manager, Reebok USA from October 2013 until April 2017, Brand Director, Reebok Korea from May 2010 until October 2013 and Senior Director of Marketing for Equipment, Cleated Footwear from May 2004 until May 2010. He earned a B.S. in Business from Emporia State University.

Thomas L. Doerr, Jr. is Executive Vice President, General Counsel and Corporate Secretary (and has served in that role since May 2022). Prior to his role at Kontoor, Mr. Doerr served as Executive Vice President (or Senior Vice President), General Counsel & Secretary from November 2017 to May 2022 at The Manitowoc Company, Inc. He previously served as Vice President, General Counsel & Secretary at Jason Industries, Inc. and Associate General Counsel at The Manitowoc Company, Inc. He earned his bachelor’s degree in Business Administration from the University of St. Thomas and his law degree from the Marquette University Law School.

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Corporate Governance

Kontoor’s business is managed under the direction of the Board. The Board regularly assesses its criteria for Board membership to identify the qualifications and skills that directors and candidates should possess. Members of the Board are kept informed of Kontoor’s business through discussions with the Chief Executive Officer and other officers, by reviewing Kontoor’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. We believe that, over time, the Board will benefit from a mix of new directors, who will bring fresh ideas and viewpoints, and longer-serving directors who will have developed deep insight into Kontoor’s business and operations. The Board seeks to maintain a balance of directors who have longer terms of service and directors who have joined more recently.

Corporate Governance Highlights

The Company believes that strong corporate governance is a critical element to achieving long-term shareholder value. We are committed to governance practices and policies that serve the interests of the Company and its shareholders. The following table summarizes certain highlights of corporate practices and policies:

INDEPENDENCE

●     All of our directors, except our Chief Executive Officer, are independent.

●     Audit, Nominating & Governance, and Talent & Compensation Committees are composed entirely of independent directors

ACCOUNTABILITY

●    Declassified Board with the annual election of all members of the Board of Directors

●    Majority voting for members of the Board of Directors

●    Directors must tender their resignation if they fail to receive a majority of the votes cast in an uncontested election

●    No shareholder rights plan (or “poison pill”)

BEST PRACTICES

●    None of our directors are “overboarded”

●    Share ownership guidelines for our directors and executives

●    Published Corporate Governance Guidelines

●    Published Code of Business Conduct applicable to our Board of Directors

●    Each Committee of our Board of Directors has a published charter that is reviewed and evaluated at least annually

●    Independent members of the Board of Directors meet regularly and frequently (at least four times per year) without management present

●    The Board of Directors and each Board Committee conducts an annual performance self-evaluation

RISK OVERSIGHT

●    The Board of Directors oversees the Company’s overall risk-management structure

●    Individual Board of Directors committees
oversee certain risks related to their specific areas
of responsibility

●    The Board of Directors oversees robust risk management processes throughout the Company

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Corporate Governance Principles

The Board is committed to sound and effective corporate governance practices. A foundation of Kontoor’s corporate governance is the Board’s policy that a substantial majority of the members of the Board must meet the independence requirements of the NYSE. In addition, members of the Board who are also executive officers of a public company can serve on the board of directors of no more than two public companies total, and members of the Board who are not executive officers of a public company can serve on the board of directors of no more than four public companies total. These policies are included in the Board’s written corporate governance principles (the “Corporate Governance Principles”), which address a number of other important governance issues such as:

●	composition and selection of the Board;
●	a requirement that directors offer to submit their resignation to the Board for consideration upon a substantial change in job responsibilities;
●	committee structure and responsibilities;
●	Board consideration of shareholder proposals receiving a majority of shareholder votes;
●	authority of the Board to engage outside independent advisors as it deems necessary or appropriate;
●	majority voting for directors in uncontested elections;
●	succession planning for the chief executive officer and other executive officer positions; and
●	annual self-evaluation by the Board and each committee.

In addition, the Board has in place formal charters stating the powers and responsibilities of each of its committees.

Director Orientation and Continuing Education

The Board views orientation and continuing education as vital tools for building an effective Board. We provide all new directors, upon joining the Board, with appropriate orientation programs, sessions or materials regarding the Board and the Company’s operations. The orientation consists of presentations by members of senior management on the Company’s financial profile, strategic plans, management organization, compliance programs and corporate policies. Directors are required to continue educating themselves with respect to topics related to the Company’s business. The Board encourages, but does not require, directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies, and the Company reimburses directors for their reasonable expenses in pursuing such opportunities.

Related Person Transactions Policy

Our Related Person Transactions Policy sets forth the policies and procedures governing the review and approval or ratification by the Nominating and Governance Committee of transactions between Kontoor, on the one hand, and (i) an executive officer; (ii) a director or nominee to become director; (iii) any security holder who is known by Kontoor to own of record or beneficially more than five-percent of any class of Kontoor’s voting securities (as defined in the policy) at the time of the transaction; or (iv) an immediate family member of such executive officer, director or nominee to become director, or five-percent holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.” The policy applies to all related person transactions, and under the policy a “related person transaction” is any transaction in which:

●	Kontoor was or is to be a participant;
●	the aggregate amount involved exceeds $120,000; and
●	any related person had, or will have, a direct or indirect material interest.

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No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company and its stakeholders. Unless different terms are specifically approved or ratified by the Nominating and Governance Committee, any approved or ratified transaction must be on terms that are no less favorable to Kontoor than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Nominating and Governance Committee for review and pre-approval or ratification.

Since the beginning of Kontoor’s last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through Kontoor’s processes for review, approval or ratification of transactions with related persons in which (i) Kontoor was or is to be a participant, (ii) the aggregate amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. PNC Bank, N.A., which is one of three co-trustees under the Barbey Family Trust accounts (see footnote 4 to the “Security Ownership of Certain Beneficial Owners and Management—Common Stock Beneficial Ownership of Certain Beneficial Owners” table on page 66), is one of several lenders party to Kontoor’s revolving credit facility. The credit facility was entered in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

Corporate Governance Documents

The Board’s Corporate Governance Principles and the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee charters are available on Kontoor’s website (www.kontoorbrands.com) and will be provided free of charge to any person upon written request directed to the Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401. Other than the text of the Corporate Governance Principles, the charters of the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee, and the Code of Conduct, we are not including the information contained on or available through our corporate website as part of, or incorporating such information by reference into, this Proxy Statement.

Code of Conduct

The Board has adopted a written code of business conduct and ethics (the “Code of Conduct”), which applies to all of our employees, officers and directors. Our Code of Conduct is available on Kontoor’s website (www.kontoorbrands.com) and will be provided free of charge to any person upon written request directed to the Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.

Board Leadership Structure

The Board has concluded that Kontoor and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chair of the Board. The Board retains the flexibility to determine the appropriate leadership structure based on the circumstances at the time of the determination. From the Spin-off through August 25, 2021, Mr. Shearer served as Chair of the Board and Mr. Baxter served as Chief Executive Officer of Kontoor. Effective August 26, 2021, upon the recommendation of the Nominating and Governance Committee, the Board elected Mr. Baxter to the additional position of Chair of the Board, and elected Mr. Shearer as the Lead Independent Director (“Lead Director”). The Board believes combining the positions of Chair and Chief Executive Officer enhances overall Board effectiveness and interaction with management, and provides the Company with strong, clear leadership and strategic vision. Mr. Baxter has over 30 years of experience in retail, operations, marketing, merchandising, sales and manufacturing and has served with the Company or VF for over 15 years. In addition, Mr. Baxter has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders. Having Mr. Baxter serve as both Chair and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

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In connection with Mr. Baxter’s appointment, the non-management directors also created the position of Lead Director. This position was created to, among other things, ensure that the non-management directors maintain proper oversight of management and Board process. The responsibilities of Mr. Shearer, as Lead Director, include:

●	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;
●	calling additional meetings of the independent directors;
●	facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
●	serving as principal liaison between the independent directors and the Chair, without inhibiting direct communication between them;
●

communicating to the Chair and management, as appropriate, any decisions reached, and suggestions, views or concerns expressed, by independent directors in executive sessions or outside of Board meetings;

●	providing the Chair with feedback and counsel concerning the Chair’s interactions with the Board;
●	working with the Chair to develop and approve Board meeting agendas and meeting schedules;
●	working with the Chair on the appropriateness (including quality and quantity) and timeliness of information provided to the Board;
●	authorizing the retention of advisors and consultants who report directly to the Board when appropriate;
●	in consultation with the Nominating and Governance Committee, reviewing and reporting on the results of the Board performance self-evaluations;
●	at least annually, meeting individually with independent directors to discuss Board and committee performance, effectiveness and composition; and
●	if appropriate, and in coordination with management, being available for consultation and direct communication with major shareholders.

Director Independence

Seven of Kontoor’s current directors are non-employee directors. Under the NYSE listing standards, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has adopted categorical standards for director independence, which are part of the Corporate Governance Principles, to assist it in making determinations of independence. In evaluating the independence of directors, the Board considered transactions and relationships between each director and members of his or her immediate family members with the Company. When considering commercial transactions that are made from time to time in the ordinary course of business between Kontoor and certain entities affiliated with non-management directors, transactions are not considered to be a material transaction that would impair the independence of the relevant non-management director if the director is an executive officer or employee of another company that does business with Kontoor in an amount which, in any single fiscal year for the past three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has determined that all of our non-employee directors are free of any material relationship with Kontoor, other than their service as directors, and are “independent” directors both under the NYSE listing standards and the categorical standards adopted by the Board. The Board determined that Ms. Barclay, Ms. Goldsmith, Mr. Lynch, Mr. Page, Mr. Schiller, Mr. Shearer and Mr. Stewart are independent directors, and that Mr. Baxter is not an independent director. In determining that Ms. Goldsmith was independent, the Board considered her role at Workday, Inc., which is a supplier to Kontoor. Ms. Goldsmith has served as Chief People Officer

Kontoor Brands, Inc.	20	2023 Proxy Statement

of Workday since 2013. During fiscal 2022, Kontoor continued its commercial relationship with Workday, paying Workday approximately $1.74 million for goods and services (which represented about 0.03% of Workday’s gross revenues). The transactions with Workday were conducted in arms’ length transactions in the normal and ordinary course of Kontoor’s business.

Annual Board Evaluation Process

The Board and each of its committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the committee levels. The Board recognizes that a robust evaluation process is essential to Board effectiveness, which is in turn critical for ensuring that the Company has a comprehensive long-term business strategy, prudent risk management and sound governance. The Nominating and Governance Committee oversees an annual evaluation process led by the Lead Director.

Each director completes a detailed written annual evaluation of the Board and the committees on which he or she serves and the Lead Director conducts one-on-one interviews with each of the directors. These Board evaluations are designed to elicit feedback on the composition, dynamics, operations and structure of the Board and its committees, and to determine whether the Board and its committees are functioning effectively. The process also evaluates the relationship between management and the Board, including the level of access to management, responsiveness of management, and the effectiveness of the Board’s evaluation of management performance. The results of this Board evaluation are discussed by the full Board and changes to the Board’s and its committees’ practices are implemented as appropriate.

Board Meetings and Attendance

During 2022, the Board held six meetings. Under Kontoor’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meeting of shareholders. Six of the seven members of the Board then in office attended the 2022 annual meeting of shareholders. Each current member of the Board then in office attended 100% of the total number of meetings of the Board and all committees on which he or she served during 2022.

Executive Sessions

To promote open discussion among the non-management directors, those directors meet in executive session without management present on a regular basis. At least once per year, such an executive session is held to review the report of the outside auditors, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior managers. Additional executive sessions or meetings of non-management directors may be held from time to time as needed. Executive sessions or meetings are held at each Board meeting with the Lead Director for a general discussion of relevant subjects. At least one meeting or executive session of non-management directors per year shall include only independent directors. During 2022, the non-management directors met in executive session without management present four times. Mr. Shearer, the Lead Director, currently presides over executive sessions.

Board Committees

Each of the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee of the Board is governed by a written charter approved by the Board. Each of these committees is required to perform an annual self-evaluation, and each committee may engage outside independent advisors as the committee deems appropriate. The Board has determined that each of the members of the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee is independent. The Board has also created a Strategy and Finance Committee governed by a Board approved written charter. A brief description of the responsibilities of the Audit Committee, the Nominating and Governance Committee, the Talent and Compensation Committee and the Strategy and Finance Committee follows.

Kontoor Brands, Inc.	21	2023 Proxy Statement

Audit Committee

The Audit Committee is a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of Kontoor’s affairs. Its duties include:

●	selecting the independent registered public accounting firm for Kontoor;
●	reviewing the scope of the audit to be conducted by the independent registered public accounting firm;
●	meeting with the independent registered public accounting firm concerning the results of its audit and Kontoor’s selection and disclosure of critical accounting policies;
●	reviewing with management and the independent registered public accounting firm Kontoor’s annual and quarterly reports prior to filing with the Securities and Exchange Commission (the “SEC”);
●	overseeing the scope and adequacy of Kontoor’s system of internal control over financial reporting;
●	reviewing the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to Kontoor;
●

reviewing and assessing, and discussing with management, Kontoor’s cybersecurity, information security and technology risks, and Kontoor’s policies and procedures to monitor, manage and mitigate those risks;

●	preparing a report to shareholders annually for inclusion in the Proxy Statement; and
●	serving as the principal liaison between the Board and Kontoor’s independent registered public accounting firm.

As of the date of this Proxy Statement, the members of the Audit Committee are Messrs. Shearer (Chair), Page, Schiller and Stewart. The Audit Committee held nine meetings during 2022. The Board has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined in the NYSE listing standards and the SEC regulations and that all are financially literate. The Board has further determined that Messrs. Shearer, Page and Schiller each qualify as an “audit committee financial expert” in accordance with the definition of such term in the SEC regulations and have accounting and related financial management expertise within the meaning of the NYSE listing standards. Messrs. Shearer, Page and Schiller acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Messrs. Shearer, Page and Schiller also have experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements. No Audit Committee member currently serves on the audit committees of more than three public companies.

Nominating and Governance Committee

The responsibilities of the Nominating and Governance Committee include:

●	recommending to the Board criteria for Board membership, identifying potential candidates for director and recommending candidates to the Board;
●	overseeing Kontoor’s significant strategies and programs, policies and practices relating to ESG issues;
●	making recommendations to the Board on matters of Chief Executive Officer succession in the event of an emergency or retirement;
●	reviewing developments in corporate governance and making recommendations to the Board for governance changes, including with respect to our Corporate Governance Principles; and
●	reviewing continued appropriateness of Board membership of those members who retire or change the position they held when they joined the Board.

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The Nominating and Governance Committee annually evaluates each director to determine his or her fitness and appropriateness for continued service on the Board. While diversity of experience and background are factors taken into consideration in selecting nominees (including diversity of age, gender, nationality, race and ethnicity). Board members are elected to represent all shareholders and not to represent any particular constituency. The Nominating and Governance Committee considers this policy to have been effective to date in identifying diverse candidates. The Nominating and Governance Committee will also consider potential candidates for director recommended by shareholders using the same process it follows for other candidates. Shareholders can submit recommendations to the Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401.

Shareholders can nominate potential candidates for director by following the established procedures for shareholder nominations set forth in our Bylaws. In addition, the Nominating and Governance Committee may consider any candidates submitted by directors, as well as self-nominations by directors, and it also may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates and candidates identified through outside networks or other sources. As of the date of this Proxy Statement, the members of the Nominating and Governance Committee are Mr. Stewart (Chair), Ms. Barclay and Ms. Goldsmith. The Nominating and Governance Committee held four meetings during 2022.

Talent and Compensation Committee

The Talent and Compensation Committee has the authority to discharge the Board’s responsibilities relating to compensation of Kontoor’s senior executive officers and to review and make recommendations to the Board concerning compensation and benefits for key employees. The responsibilities of the Talent and Compensation Committee include:

●

annually reviewing and approving Kontoor’s goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating them in light of these goals and objectives, and setting their compensation level based on this evaluation;

●	annually reviewing the performance evaluations of the other Kontoor senior executive officers;
●	annually reviewing management’s recommendation regarding the salary of each Kontoor senior executive officer and annually making recommendations to the Board on the same;
●	making recommendations to the Board with respect to incentive compensation-based plans and equity-based plans;
●	periodically reviewing all of Kontoor’s compensation and benefit plans insofar as they relate to the senior executive officers to confirm that such plans remain equitable and competitive;
●	administering and interpreting Kontoor’s management incentive compensation plans, in accordance with the terms of each plan;
●	preparing an annual report to shareholders regarding executive compensation for inclusion in the Proxy Statement;
●	reviewing Kontoor’s Compensation Discussion and Analysis (“CD&A”), discussing the CD&A with management and recommending to the Board whether the CD&A should be included in the Proxy Statement;
●	reviewing succession planning for key senior executive officer positions of Kontoor, other than the position of Chair of the Board and/or Chief Executive Officer;
●	overseeing Kontoor’s diversity, equity and inclusion efforts;
●

periodically reviewing the competitiveness and appropriateness of the compensation program for non-employee directors and recommending to the Board compensation to be paid to non-employee directors; and

●	reviewing and recommending to the Board Kontoor’s submissions to shareholders on executive compensation matters.

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The Talent and Compensation Committee has the authority to retain or obtain the advice of any compensation consultant, legal counsel or other adviser. The Committee may only select a compensation consultant, legal counsel or other adviser after taking into consideration the factors that affect the independence of such advisers as identified by the SEC and the NYSE. During 2022, the Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultant to assist the Talent and Compensation Committee in accomplishing its objectives. CAP has no relationship with Kontoor other than providing services to the Talent and Compensation Committee.

The Talent and Compensation Committee has the authority to form and delegate authority to subcommittees as it deems appropriate. The role of the Talent and Compensation Committee, the compensation consultant, and management in senior executive compensation is discussed in further detail in the CD&A beginning on page 31. As of the date of this Proxy Statement, the members of the Committee are Ms. Barclay (Chair), Ms. Goldsmith and Mr. Lynch. The Committee held five meetings during 2022.

Strategy and Finance Committee

The responsibilities of the Strategy and Finance Committee include:

●

assisting the Board in its evaluation of the Company’s capital structure, capital budget and capital expenditures, issuance and repurchase of equity and debt, and merger, acquisition, divestiture and joint venture strategies, including identifying potential opportunities for consideration by the Board; and

●

reviewing, assessing and negotiating the terms of and approving potential mergers, acquisitions, divestitures, joint ventures and other strategic investments or other transactions in accordance with thresholds and other criteria adopted by the Board, and reporting its findings and conclusions to the Board as appropriate.

As of the date of this Proxy Statement, the members of the Strategy and Finance Committee are Messrs. Shearer (Chair), Baxter and Stewart.

Talent and Compensation Committee Interlocks and Insider Participation

There are no Talent and Compensation Committee interlocks or insider participation.

Board Oversight of Risk

Risk management is primarily the responsibility of management; however, the Board oversees management’s identification and management of risks to Kontoor. The Board uses various means to fulfill this oversight responsibility. The Board, and its committees, as appropriate, regularly receive and discuss periodic updates from the Chief Executive Officer, the Chief Financial Officer, the General Counsel and other members of senior management regarding significant risks to Kontoor, including in connection with the annual review of Kontoor’s business plan and its review of budgets and strategy. These discussions include operational, strategic, legal, regulatory, financial, reputational and cybersecurity risks and the plans to address these risks.

During 2022, the Board received reports and updates on macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing global supply chain disruptions and the COVID-19 pandemic, from, and discussed these reports and updates with, our management, including with regard to evaluating the impact of these items on strategy, operations, liquidity and financial matters.

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Each of the Board’s standing committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to that committee, and reports to the full Board as appropriate. In particular:

●

The Audit Committee, consistent with the requirements of the NYSE and the Audit Committee charter, discusses policies to govern the process by which risk assessment and risk management are undertaken at Kontoor, including discussing with management the major financial and information technology risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reviews the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to Kontoor, and the scope and status of systems designed to assure Kontoor’s compliance with laws, regulations and internal procedures through receiving reports from management, legal counsel and other third parties on such matters, as well as major legislative and regulatory developments which could materially impact Kontoor’s contingent liabilities and risks. In addition, the Audit Committee has primary responsibility for overseeing risks related to cybersecurity and receives quarterly updates from senior leadership on information security matters.

●

Kontoor’s Global Information Security (“KGIS”) program is based upon the National Institute for Standards and Technology Cybersecurity Framework to mitigate information security risks that could result in the unauthorized access to and disruption of systems and/or data. This program is led by the Chief Information Security Officer, who reports to the Chief Information Officer and drives integration of appropriate data management and security controls across the enterprise in alignment with our risk appetite.

●

The Chief Information Security Officer regularly meets with the business executive leadership team to share information on cyber risk and mitigation efforts. In addition, key metrics, trends and cyber briefings are shared with the Audit Committee (and full Board) on a periodic basis to enhance cybersecurity knowledge and current performance. The KGIS program’s key elements include, but are not limited to:

	●	Implementation of technical security controls to protect the storage, processing, and transmission of data;
	●	Active participation in shared threat intelligence programs across the industry;
	●	Establishment of an IT Governance Council for Policy & Standard Management;
	●	Enterprise-wide cyber, regulatory and privacy training and awareness program;
	●	Controlled tests such as phishing campaigns and pen testing;
	●	Cyber tabletop breach exercises involving the cross functional executive team;
	●	Payment Card Industry Data Security Standard, Sarbanes–Oxley Act of 2002 and regulatory privacy compliance programs to validate the efficacy of controls; and
	●	Periodic assessment and/or audit by qualified third party organizations
●	Since the Spin-Off, there have been no material breaches of Kontoor’s information security controls. In addition, we maintain cybersecurity and information security insurance as additional risk mitigation.
●	The Talent and Compensation Committee annually evaluates the risks associated with Kontoor’s compensation philosophy and programs.
●	The Nominating and Governance Committee oversees risks relating to the Company’s corporate governance, including ensuring the Board’s continued ability to provide independent oversight of management.

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with one or more members of the Board or with the non-management members of the Board as a group (including the Lead Director) may contact the Chair of the Nominating and Governance Committee, c/o Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401, or contact the Corporate Secretary via telephone at 336-332-3400, or send an email message to corp.gov@kontoorbrands.com. The Corporate

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Secretary forwards all such communications, other than solicitations and frivolous communications, to the Chair of the Nominating and Governance Committee. In addition, any communication that the Corporate Secretary determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board, nor any Board member, shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Commitment to Environmental, Social and Governance

At Kontoor, we believe that our success as a company is closely tied to advancing basic rights, water conservation, and protection of the environment. We recognize the importance of addressing these integral components of Environmental, Social, and Governance (“ESG”) issues, not only to meet the expectations of our stakeholders but to secure a sustainable future for generations to come. Our commitment to ESG goes beyond compliance and reporting; it encompasses a proactive approach to addressing challenges and opportunities in these areas. We believe that our commitment to ESG is key to building long-term value for our employees, communities, customers, shareholders, and all members of our value chain.

Some of the ways we are advancing our ESG priorities, include our focus on sustainability. In December 2021, we published our second Sustainability Report, the second report in our two years as a publicly traded company. Our second Sustainability Report was prepared in accordance with the standards of the Global Reporting Initiative (“GRI”) and the Sustainable Accounting Standard Board (“SASB”) and details our progress in advancing our sustainability agenda focusing on People, Product and Planet. Additionally, to advance our Inclusion & Diversity goals, we have made progress in implementing our two-year old Inclusion & Diversity strategy and have identified key areas of focus.

ESG and Corporate Governance

The Board is responsible for promoting the exercise of responsible corporate citizenship and monitoring adherence to our standards. The Nominating and Governance Committee reviews and evaluates our strategies, programs, policies and practices relating to ESG issues and impacts to support the sustainable and responsible growth of our business. We articulate our commitments to corporate sustainability and responsibility in our Code of Conduct.

The Kontoor Brands ESG Council champions our company-wide commitment to ESG initiatives and transparency. The Council, consisting of members from our Executive Leadership Team, our Global Sustainability Business Team and select working group leaders, promotes and guides progress toward Kontoor Brands’ ESG goals.

Our Enterprise Risk Management Council is organized to identify, evaluate and manage risk topics and issues aligned with our business priorities. The Council meets regularly and provides leadership on strategy, financial, operational, compliance and reputational risk. Information with respect to the six ESG goals is provided below.

Topic	Goal
Energy	Power 100 percent of owned and operated facilities with renewable energy by 2025
Climate	Establish a science-based target by 2022
Water	Save 10 billion liters of water by 2025 since beginning water savings initiatives in 2008
Materials	Source 100 percent Preferred Materials – backed by data to validate lower environmental and social impacts – including Cotton materials by 2025 and Synthetic materials by 2030(1)
Chemistry	Use 100 percent chemicals from our Preferred Chemistry initiative by 2023(1)
Worker Well-Being	Work only with factories that support a worker well-being or community development program by 2025

1.	Excludes licensed business

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Diversity, Equity and Inclusion

Diversity, Equity and Inclusion (“DEI”) have been at the heart of the Company and ingrained in our values since Kontoor was created. We have made solid progress in advancing our DEI goals in 2022 including, introducing an Inclusion Tech Pack to provide structure for team conversations about inclusivity, structuring our DEI team to support our internal business partners and developing ways of working to support and promote our Employee Resource Groups (ERGs). With these actions, we have redoubled our efforts in three key areas: increasing representation, ensuring equity, and fostering inclusion. Consistent with our desire to mirror our consumers, customers, and communities, our continued work will be anchored in these three areas and align with the strategic objectives of both the function and business.

The Nominating and Governance Committee considers diversity as one of many factors in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a complex and highly-competitive global business. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Shareholder Engagement

Our management team routinely meets with shareholders for conversations on a variety of topics, including but not limited to Company strategic growth initiatives, business performance, compensation, and macroeconomic and industry conditions. In addition, the Company solicits input from our investment community to better understand their perception of the Company’s performance and strategy. In 2022, our management team held discussions with several top shareholders, and prospective new shareholders, to garner their input on governance matters and practices. The Company collects the feedback from these sessions and presents it to the Board for its consideration. The Board values an active and transparent investor relations program as it believes that shareholder input strengthens its role as an informed and engaged fiduciary.

PARTICIPANTS IN SHAREHOLDER ENGAGEMENT

●     President, Chief Executive Officer and Chair

●     Executive Vice President and Chief Financial Officer

●    Executive Vice Presidents and Co-Chief Operating Officers

●    Vice President, Corporate Finance and Investor Relations

●    Other members of the senior executive team

TYPES OF SHAREHOLDER ENGAGEMENT ● Annual meetings ● One-on-one meetings ● Shareholder calls ● Investor conferences ● Earnings calls ● Kontoor-hosted investor events

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2022 Engagement Summary

The Company maintains its active shareholder engagement efforts with its shareholders both during and outside of the proxy season where management from various departments meet with shareholders regularly to discuss a variety of topics. Highlights of our 2022 shareholder engagement are as follows:

●	The Investor Relations team reached out to top shareholders during 2022 to discuss the Company’s strategic initiatives, ongoing business performance and solicit feedback as part of its shareholder engagement.

●	The Company’s Chief Executive Officer, Chief Financial Officer and Investor Relations team consistently engaged in communication with the Company’s shareholders, retail investors, and analysts.

●	During 2022, the Company hosted experiential investor events in Fort Worth, TX and New York, NY, allowing existing and prospective shareholders to learn about the Company’s strategic initiatives, review product collections and marketing campaigns and engage with senior management across a variety of functions.

●	The Company continued to gain insights on its practices and policies and received positive feedback relating to the execution of strategy, corporate governance, executive compensation, environmental, health and safety practices, sustainability, and the Company’s investor relations activities.

●	The Company’s Chief Financial Officer provides feedback from the shareholder and analyst meetings to the Board on a quarterly basis. Additional viewpoints and commentary from shareholders and analysts are incorporated into the Company’s comprehensive strategic review which is presented to the Board at least annually.

The Board considers feedback from these conversations during its deliberations, and the Company regularly reviews and adjusts applicable corporate governance structure and executive compensation policies and practices in response to comments from our shareholders.

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Director Compensation

The primary components of compensation for our non-employee directors are a cash retainer, equity-based grant of restricted stock units (“RSUs”) under Kontoor’s 2019 Stock Compensation Plan and Committee Chair fees. The Board sets director compensation annually based on an analysis of non-employee director compensation practices at Kontoor peers and peer company information provided by the independent compensation consultant to the Talent and Compensation Committee. The following describes our fiscal 2022 non-employee director compensation:

Compensation Element	Director Compensation Program
Annual Cash Retainer	$85,000, paid quarterly arrears in cash
Annual Equity Retainer	RSUs equaling $160,000(1)
Committee Fees	None
Audit Committee Chair Fee	$30,000
Talent and Compensation Committee Chair Fee	$25,000
Nominating and Governance Committee Chair Fee	$20,000
Non-Executive Chair of the Board/Lead Director Retainer	$100,000(2)
Meeting Fee for Board Meetings in Excess of Ten Meetings During the Year Meetings During the Year	$1,500 per meeting
Stock Ownership Guidelines	Stock ownership with a fair market value equal to five times the annual cash retainer(3)

1.	RSUs are fully vested and non-forfeitable at grant and will be settled in shares of Kontoor common stock one year after the date of grant. RSU retainer grants are pro-rated in the year of a director’s initial election to the Board and will vest and be distributed in the same manner as other awards subject to the annual equity grant. The number of RSUs awarded on the applicable grant date is calculated using a 30-day average value of Kontoor’s common stock prior to such date.
2.	Mr. Shearer’s retainer for his role as Lead Independent Director is $100,000 per year, which is paid 75% in cash and 25% in RSUs.
3.	Messrs. Shearer and Stewart exceed the target for director stock ownership. Non-employee directors must retain 100% of the net shares resulting from the vesting of RSUs until the guideline is met. Ms. Barclay is not standing for re-election at the Annual Meeting. Ms. Goldsmith joined the Board in February 2022, and Messrs. Lynch, Mr. Page and Schiller joined the Board in March 2021, June 2022 and May 2021, respectively, and are on target to meet their director ownership targets.

Mr. Baxter is the only employee who serves as a director. He is not separately compensated for his service on the Board or as Chair of the Board.

The Talent and Compensation Committee has retained CAP as its independent compensation consultant, which assists the Committee with its periodic review of Kontoor’s non-employee director compensation, among other matters.

Each non-employee director may elect to defer all or part of his or her cash retainer and fees into equivalent units of Kontoor common stock under the Kontoor Deferred Savings Plan for Non-Employee Directors. All Kontoor common stock equivalent units receive dividend equivalents. Deferred sums are generally payable in cash to the participant upon termination of service in a lump sum or substantially equal annual installments over up to ten (10) years, as specified in advance by the participant. Messrs. Shearer, Lynch and Schiller and Mses. Barclay and Goldsmith elected to defer all cash compensation in 2022.

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Kontoor reimburses non-employee directors for travel and lodging expenses incurred in the performance of their duties. Directors traveling on Kontoor business are covered by Kontoor’s business travel accident insurance policy, which generally covers all Kontoor’s employees and directors. Directors are encouraged to attend formal training programs in areas relevant to the discharge of their duties as directors. Kontoor reimburses expenses incurred by directors attending such programs. Directors are also eligible for discounts on Kontoor products equal to discounts available to all employees of Kontoor. Kontoor does not provide medical or life insurance benefits to its non-employee directors.

2022 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Robert K. Shearer	$190,000	$185,000	$0	$375,000
Kathleen S. Barclay	$110,000	$160,000	$0	$270,000
Ashley D. Goldsmith(3)	$85,000	$160,000	$0	$245,000
Robert M. Lynch	$85,000	$160,000	$0	$245,000
Andrew E. Page(4)	$42,500	$160,000	$0	$202,500
Mark L. Schiller	$85,000	$160,000	$0	$245,000
Shelley Stewart, Jr.	$105,000	$160,000	$0	$265,000

1.	Kontoor allows its non-employee directors to defer all or a portion of his or her cash retainer and fees under the Kontoor Deferred Savings Plan for Non-Employee Directors. In fiscal 2022, Messrs. Shearer, Lynch and Schiller and Mses. Barclay and Goldsmith deferred all cash compensation under the Kontoor Deferred Savings Plan for Non-Employee Directors.
2.	Each director serving in fiscal 2022 was awarded 3,579 RSUs on April 1, 2022 in connection with compensation for fiscal 2022, other than Mr. Page, who was awarded 4,568 RSUs on July 15, 2022 following his election to the Board in June 2022. The number of RSUs awarded on the applicable grant date was calculated using a 30-day average value of Kontoor’s common stock prior to such date. The value in this column is the grant date fair value ($44.705 and $35.03 per RSU for the April 1, 2022 and July 15, 2022 grants, respectively) computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used are summarized in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These RSUs, which are fully vested and non-forfeitable at grant, earn dividend equivalents and will be settled in shares of Kontoor common stock one year after the date of grant, on April 1, 2023. The total number of stock awards (including RSUs and phantom shares accounted for in connection with the Kontoor Deferred Savings Plan for Non-Employee Directors) in respect of shares of Kontoor common stock held by each non-employee director as of December 31, 2022 was as follows: Mr. Shearer 31,3636; Ms. Barclay 6,800; Ms. Goldsmith 5,650; Mr. Lynch 7,374; Mr. Page 4,681; Mr. Schiller 7,374; and Mr. Stewart 3,720. None of the non-employee directors hold any options to purchase shares of Kontoor common stock as of December 31, 2022.
3.	Ms. Goldsmith joined the Board in February 2022.
4.	Mr. Page joined the Board in June 2022.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our named executive officers’ compensation for the period January 2, 2022, through December 31, 2022 (referred to herein as “fiscal 2022” or “2022”). The CD&A explains Kontoor’s executive compensation program, the compensation decisions we have made under the program for fiscal 2022, and the compensation philosophy and objectives supporting these decisions. The focus of the analysis is on the Company’s named executive officers listed in the Summary Compensation Table (the “NEOs”):

Name	Title
Scott H. Baxter	President, Chief Executive Officer, and Chair of the Board
Rustin E. Welton	Executive Vice President and Chief Financial Officer
Thomas E. Waldron	Executive Vice President, Co-Chief Operating Officer, and Global Brand President—Wrangler
Christopher M. Waldeck	Executive Vice President, Co-Chief Operating Officer, and Global Brand President—Lee
Thomas L. Doerr, Jr. (1)	Executive Vice President, General Counsel and Corporate Secretary

1.    Mr. Doerr joined the Company effective May 31, 2022.

Executive Summary

Kontoor is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. The Company designs, produces, procures, markets and distributes apparel primarily under the brand names Wrangler® and Lee®.   Our business is founded upon a strategic sourcing model and best-in-class supply chain. We focus on leveraging our global platform to drive brand growth and deliver long-term value to our stakeholders, including our shareholders, consumers, customers, suppliers and communities.

Navigating ongoing operating challenges and macroeconomic pressures, Kontoor, supported by the resilience and dedication of its 14,400 employees across the globe, finished 2022 with strong operational, business and financial performance, including the following:

●	Delivered Shareholder Value: Despite the continued macro-economic challenges during 2022 we returned cash to our shareholders through dividends totaling 103.7 million and share repurchases totaling 62.5 million.

●	Strategic Actions: We continued to invest in enablers that support key strategic growth catalysts. Our focus on enhancing the core business while expanding categories, such as outdoor, workwear and t-shirts, is driving greater penetration and diversifying our consumer reach. As we seek to develop deeper connections with our consumers, we continue to build out our direct-to-consumer and online retail presence, which remains an important component of our ongoing digital evolution. And while COVID lockdowns in China impacted near-term consumer demand, we continue to position our brands for long-term growth in international markets. Our ongoing commitment to investments in talent, innovation/sustainability, demand creation, data analytics and our supply chain are all critical pillars in realizing these growth opportunities.

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●	Advanced Kontoor’s Diversity Equity and Inclusion and Sustainability Goals: As our Diversity Equity and Inclusion (“DEI”) function matures, and building on our work in 2021, we have taken the opportunity to internally audit our efforts to date. We met with key stakeholders internally, introduced an Inclusion Tech Pack to provide structure for team conversations about inclusivity, structured our DEI team to support our internal business partners and developed ways of working to support and promote our Employee Resource Groups (ERGs). With these actions, we have redoubled our efforts in three key areas: increasing representation, ensuring equity, and fostering inclusion. Consistent with our desire to mirror our consumers, customers, and communities, the work in 2023 will be anchored in these three areas and align with the strategic objectives of both the DEI function and business.

We have also set ambitious sustainability goals focused on reducing energy, emissions and water use and advancing workers’ basic rights and well-being. Further, we are working with our supply chain partners to adopt our preferred chemistry guidelines that reduce use of chemistry that may contribute to negative environmental impacts or jeopardize worker safety. Notably, we have had achievements in water conservation. Our plant in Torreon, Mexico, now uses zero percent fresh water in its manufacturing process. In 2022, we also expanded our water-saving program for fabric construction —Indigood® —to additional mills. This flagship program has received industry acclaim for its ability to transform denim production. We have included an environmental, social and governance (“ESG”) modifier to our annual cash incentive program (the “AIP”) for fiscal 2022 to ensure a linkage between compensation and our ESG goals.

Fiscal 2022 Key Financial Highlights:

●	Revenues increased 6 percent (8 percent in constant currency) to $2.63 billion compared to the year ended December 2021.
●	Reported diluted earnings per share was $4.31 compared to $3.31 for the year ended December 2021. Adjusted diluted earnings per share(a) was $4.49 compared to $4.28 for the year ended December 2021.
●	Returned a total of $166 million to shareholders, through a combination of share repurchases and dividend payments.
(a) Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Appendix A—Reconciliation of Adjusted Financial Measures” at the end of this document.

Revenue	EPS	Shareholder Returns
FY22 of $2.63B YOY Revenue Growth of 6% (8% in constant currency)	FY22 of $4.31 YOY EPS Growth of 30.2%	FY22 of $166M Includes dividends of $103.7M and share repurchases of $62.5M

Fiscal 2022 Performance Achievement–Based on our performance relative to our pre-established performance goals, we achieved a payout at 87% of target under the Annual Incentive Plan (AIP) and payout at 107% for the Performance Based Restricted Stock Units (PRSUs) covering the performance period of fiscal 2020 through fiscal 2022.

Overview of 2022 Compensation Elements–Our 2022 NEO compensation is comprised of base salary, annual cash incentive compensation and long-term equity incentive compensation, with long-term equity compensation in the form of Kontoor performance-based and time-based restricted stock units.

Compensation Element	Overview
Base Salary	Competitively compensate executives for their level of responsibility, skills, experience and sustained individual contribution
Annual Cash Incentive	Align compensation to annual operating and strategic performance objectives
Long-Term Equity Incentive	Link rewards to long-term operating performance and align to shareholder value creation through stock price appreciation

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Key Fiscal 2022 Compensation Decisions–Our Talent and Compensation Committee (also referred to as the “Committee”) designed our executive compensation program to support strategic growth plans and long-term commitments to our shareholders. After reviewing the function and results of the executive compensation program for fiscal 2021, the Committee implemented the following changes for fiscal 2022:

Fiscal 2022 Compensation Related Action	Overview
Market Median Focused Pay Philosophy	The Committee refined our executive compensation philosophy to specifically note its intention for NEO target total direct compensation levels to approximate market median, for comparable roles.
NEO Target Pay Levels	During the first quarter of 2022, the Committee recommended, and the independent members of the Board approved, changes to target total direct compensation levels for our NEOs to align them more closely with our Industry Group median and our executive compensation philosophy. We define “target total direct compensation” to include base salary, target annual incentive and target grant fair value of equity awards, excluding special awards such as sign-on awards. Following the changes, our NEOs’ target total direct compensation was, on average, 4% below median for comparable roles.
3-Year PRSU Performance Measurement	The Committee established cumulative three-year performance goals for financial metrics for PRSUs granted in 2022, in addition to the three-year relative total shareholder return (“TSR”) performance measurement. In contrast, for PRSUs granted in years prior to 2022, the Committee established three consecutive one-year performance periods for financial metric performance goals.
Industry-Focused Relative TSR Comparison for PRSUs	The relative TSR component of the PRSUs granted in 2022 was updated to compare Kontoor’s TSR to 19 industry-relevant companies over the three-year performance period; this represents a change from the relative TSR component of the 2021 PRSU grants that compared Kontoor’s TSR to companies in the Russell 3000 Index. It was determined at this time that leveraging an index-based industry-relevant peer group was more aligned to our Compensation philosophy for determining compensation paid.

Summary of Compensation Philosophy

Kontoor’s Executive Compensation Program (or the “Program”) is designed to attract, motivate, and retain talented executives with a target total direct compensation package that is positioned within a competitive range of market median for comparable executives within our peer group and the broader industry. We focus on aligning our executives’ interests with those of our shareholders by paying for performance and requiring our executives to retain a certain amount of share ownership. We provide a significant portion of our executives’ total direct compensation in pay that is at-risk and in the form of long-term equity-based compensation to reward performance over the short and long-term.

The Committee is committed to ensuring that the Program is oriented toward pay-for-performance, and designed to achieve the objectives of our compensation philosophy for our NEOs through the grant of short-and long-term incentive awards that align with Kontoor’s strategic vision and growth catalysts:

●	Enhancing the core of our U.S. wholesale operations
●	Diversifying our channels with a focus on digital
●	Expanding our categories through focus on outdoor, workwear and t-shirts
●	Expanding geographies with a focus on China

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Our 2022 NEO total direct compensation is comprised of base salary, annual cash incentive compensation and long-term equity incentive compensation in the form of performance-based and time-based restricted stock units. Total direct compensation for NEOs is targeted at approximately median levels of compensation of comparable positions in publicly traded companies of our size and in our industry. Consistent with our pay-for-performance philosophy, actual earned compensation varies above or below the median level based on the degree to which specific performance goals are achieved, changes in our stock value over time and the individual performance of each NEO.

Kontoor’s philosophy is that a significant portion of each executive’s total direct compensation should be at-risk, meaning subject to fluctuation based on Kontoor’s financial and stock price performance. At-risk compensation is delivered through annual cash incentives and long-term equity compensation. The at-risk portion of target total direct compensation is greater for higher level positions, reflecting greater accountability for performance results. For our NEOs, 60% of the grant date fair value of our long-term incentive equity awards is at-risk and subject to financial performance objectives linked to our strategic priorities and shareholder returns.

The charts below depict approximate percentages for each element of target total direct compensation and demonstrate how compensation is significantly weighted towards variable compensation (annual cash incentives, performance-based restricted stock (PRSUs), and restricted stock units (RSUs)). The details of all executive officer compensation are provided in the "Components of Total Direct Compensation" section of this Proxy Statement.

CEO	OTHER NEOS

As indicated above, base salary represents a significantly smaller portion of overall compensation than variable compensation while a more meaningful position is allocated to annual cash incentive awards that focus executives on annual objectives supporting our long-term strategy. The largest portion of overall compensation for our executive officers is allocated to long-term incentives, supporting long-term value creation, and aligning the interests of our executive officers with those of our stockholders.

Compensation Program Elements

The following chart summarizes the primary components, objectives, and time frames of our compensation Program for fiscal 2022. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over near-term and long-term timeframes. We discuss each component beginning on page 39.

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Type	Component	Element	Terms	Objective	Performance/ Vesting Period
Fixed Compensation	Annual Base Salary	Cash	● Fixed pay reflective of an executive’s role, responsibilities and individual performance ● Reviewed annually	● Competitively compensate executives for their level of responsibility, skills, experience and sustained individual contribution	N/A
Performance- Based Compensation	Annual Incentive Award	Cash

●   Variable, performance-based cash compensation earned based on achieving pre-established annual goals (subject to adjustment based on achievement of ESG goals)

●   Annual payouts range from 0% to 200% of the targeted incentive opportunity (+20% or -20% of target award tied to ESG goals, but maximum payout capped at 200%)

				● Link compensation to annual operating and strategic performance objectives	N/A
	Long-Term Equity Incentive Awards	Performance-Based Restricted Stock Units (“PRSUs”)

●   For 2022, variable, performance-based equity compensation earned based on achieving pre-established cumulative financial goals over a three-year performance cycle (subject to adjustment based on fiscal 2022-24 relative TSR)

●   Payouts range from 0% to 200% of the targeted incentive opportunity (±25% of target award tied to relative TSR, for a maximum payout of 225%)

●   Dividend equivalent units accumulate during the vesting period, but remain subject to attainment of performance goals and will not be paid unless the underlying PRSUs vest

				● Link rewards to long-term operating performance ● Link rewards to shareholder value creation through stock price growth ● Aid in retention	Three-Year (cliff vesting)
● Paid in shares of Kontoor common stock upon vesting
Time-Based Compensation	Long-Term Equity Incentive Awards	Restricted Stock Units (“RSUs”)	● Dividend equivalent units accumulate during the vesting period, but are not paid unless the underlying RSUs vest ● Paid in shares of Kontoor common stock upon vesting	● Link rewards to shareholder value creation through stock price growth ● Aid in retention	Three-Years (ratable vesting)

In establishing the elements of executive compensation, the Committee, in consultation with its independent consultant, assesses whether the Program’s terms promote unnecessary risk-taking. In performing this assessment, the Committee reviews such compensation design elements as pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements, clawbacks and Kontoor’s trading policies. The Committee’s independent consultant considered risk and the potential for unintended consequences associated with incentive design as part of its ongoing service to the Committee. After performing this analysis, the Committee has concluded that the Program does not promote excessive or unnecessary risk-taking.

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Governance of Our Compensation Programs

Our executive compensation practices promote good governance and mitigate excessive risk-taking. Below we highlight key compensation practices that we have implemented in our Program, to promote the interests of shareholders, and responsible compensation and governance practices:

WHAT WE DO	WHAT WE DO NOT DO
● Annual “Say-on-Pay” advisory vote for shareholders	● No excise tax gross-up payments for executives
● Alignment of executive compensation with shareholder returns through equity ownership requirements and equity-based awards	● No hedging or pledging of Kontoor common stock by executives
● “Double trigger” requirement for severance and accelerated vesting of equity awards pursuant to change-in-control agreements with our executive leadership team	● No guaranteed salary increases or bonuses
● Pay for performance and set rigorous goals for annual cash incentive and PRSU awards	● No repricing or cash buyout of underwater stock options without shareholder approval
● Incorporate ESG goals into our annual cash incentive program	● No evergreen provisions
● Regular shareholder outreach	● No employment agreements for executive officers
● Pay-for-performance emphasis with a balance of short- and long-term incentives, using an array of key performance metrics, with a strong emphasis on financial performance	● No liberal share recycling under the 2019 Stock Compensation Plan (the “Stock Plan”)
● Significant stock ownership guidelines for executives	● No payment of dividends on unvested long-term incentives
● Clawback provisions for cash and equity performance-based compensation
● Independent compensation consultant to the Committee
● Cap annual cash incentive payouts
● Review share utilization regularly

Results of 2022 Shareholder Advisory Vote

We have adopted a policy of conducting an annual advisory vote on executive compensation. While this vote is not binding, our Board and the Committee value the opinions of our shareholders. The Committee strives to ensure our executive compensation aligns with the interests of our shareholders and adheres to our pay-for-performance philosophy.

At our 2022 annual meeting of shareholders, more than 97% of votes cast supported our executive compensation program. The Committee and management reviewed our shareholders’ affirmative 2022 Say-on-Pay vote and believe it to be a strong indication of support for our executive compensation program and practices and the related decision-making by the Committee. The Committee expects to continue to consider future annual Say-on-Pay votes and investor feedback when making decisions relating to our executive compensation program, policies, and practices. We take this vote seriously and regularly engage with our top shareholders. For additional detailed discussion regarding shareholder engagement, see the 2022 Engagement Summary on page 28.

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Compensation Decision Making Process—Roles and Responsibilities

The Talent and Compensation Committee
Kontoor’s Talent and Compensation Committee, composed entirely of independent directors, reviews all components of the Program periodically to confirm that they are necessary and appropriate to support Kontoor’s strategic objectives while considering the competitive marketplace for executive talent. In addition to the Committee members, the Lead Independent Director attends all Committee meetings. Refer to www.kontoorbrands.com/investors/corporate-governance/board-committees for the Committee charter and a more fulsome explanation of the Committee’s responsibilities. To summarize, pertaining to their compensation related roles and responsibilities, the Committee:

●    Reviews and approves Kontoor’s goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluates his performance and sets his compensation levels

●    Annually reviews the performance evaluations of the other NEOs

●    Reviews and approves the compensation packages for the other NEOs

●    Approves annual and long-term incentive award payouts

●    Annually reviews long-term incentive practices, such as share usage, vehicle use and mix, and performance metrics

●    Reviews and approves peer group companies referenced when considering the competitiveness of Company performance and director and executive officer compensation programs and levels

●    Continually monitors external compensation-related governance practices; considers their implementation, as appropriate, and gets periodic reports on such practices and related considerations from its independent compensation consultant

●    Reviews total compensation outcomes of our NEOs in the context of actual Company financial performance and shareholder value creation outcomes, over multiple time horizons

●    Considers the results of the annual advisory “Say-on-Pay” shareholder vote

●    Reviews and approves executive compensation policies, such as clawback policies and share ownership requirements

●    Reviews all components of Kontoor’s top executives’ compensation including current cash compensation (base salary and annual cash incentive awards) and assumed value of long-term equity incentive compensation (performance-based RSUs and time-based RSUs)

●    Reviews all perquisites and other benefits provided to the NEOs, reviews aggregate balances under Kontoor’s deferred compensation plans, considers projected payout levels under termination-of-employment scenarios

●    Annually reviews and considers a compensation program risk evaluation

The Independent Committee Consultant
The Committee retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant to assist the Committee in accomplishing its objectives for 2022. The Committee assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Committee. The independent Committee consultant will not perform other services for Kontoor without the consent of the Chair of the Committee. The Committee has sole authority to retain or terminate the service of its independent compensation consultant and to approve the consultant’s fees and all terms of such engagement. The scope of the work done by the Committee’s independent consultants included:

●    Preparing analyses, recommendations and providing other support to inform the Committee’s decisions related to executive and director compensation

●    At the Committee’s instruction, independently prepare an analysis of compensation, including peer group companies and survey data relating to the named executive officers and other Section 16 officers, as well as benchmarking on non-employee director compensation

●    Reviewing and commenting on management proposals presented to the Committee

●    Providing updates on market trends and the regulatory environment as they related to executive and director compensation

●    Reviewing the Committee charter and providing recommendation and other support to inform the Committee’s related discussions and decisions

●    Working with the Committee to validate the executive pay-for-performance relationship, support of alignment with stockholders

●    Meeting with the Committee Chair and the Committee outside the presence of management, and participating in preparatory sessions for Committee meetings

●    At the Committee’s request, a representative of CAP attended all meetings and a majority of executive sessions of the Committee during 2022

●    Meeting independently with the Committee Chair and Committee members, as requested

●    Annually reviewing the industry peer group of publicly traded companies whose compensation data is considered by the Committee in its decision-making (collectively, the “Industry Group”)

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Kontoor Management
As requested by the Committee, management is responsible for preparing information for each Committee meeting and providing the compensation consultant with information to facilitate its role in advising the Committee.

●    The Chief Human Resources Officer, the General Counsel and the Chief Executive Officer generally attend Committee meetings, except the executive sessions that are held as part of each meeting

●    The Chief Human Resources Officer, the General Counsel and the Chief Executive Officer work with the Committee Chair to prepare the agenda for each meeting

●    The Chief Executive Officer makes recommendations to the Committee regarding compensation for NEOs (other than himself)

●    The Chief Executive Officer provides the Committee with information regarding his achievement of objectives and other leadership accomplishments

●    Management provides information on Kontoor’s strategic objectives to the Committee and makes recommendations to the Committee regarding business performance targets and objectives for all senior executives including the Chief Executive Officer

Committee Process for Determining Compensation

At the beginning of each fiscal year, the Committee reviews and approves the following elements of direct compensation to be provided to each of our NEOs:

●	base salary;
●	payout range for the annual cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;
●	mix and amount of equity incentive awards to be granted to our executive officers; and
●	payout range for PRSUs that may be earned for the performance period beginning in that fiscal year and the length of the performance period, goals, and criteria upon which the amount of the awards for the relevant performance period will be determined.

In determining the amounts of compensation to be awarded to our NEOs, the Committee considers the company’s overall performance and competitive market data for our compensation peer group.

Determining Variable Compensation: Company performance is the key factor in determining variable compensation. The amount of any cash or performance-based equity incentive awards to be paid upon completion of the applicable performance period is determined based upon our achievement of short- and long-term financial goals set at the beginning of the fiscal year or performance period. However, the final cash incentive award payout also reflects a modifier for performance against our non-financial ESG objectives.

Determining CEO Compensation: The Committee assesses our Chief Executive Officer's performance and gathers input from the independent directors. In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that are established at the beginning of the fiscal year. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial results, development and achievement of strategic objectives, progress in building capability among the executive leadership team, development of a succession plan for executive leadership and corporate governance leadership, as well as market data and analysis and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chief Executive Officer does not propose his own compensation and is not present for discussions of his performance and compensation. The Lead Independent Director of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

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Competitive Compensation Targets and the Role of the Industry Group- The Committee annually reviews the composition of Kontoor’s peer Industry Group, comprised of companies that are of comparable size, and meet a majority of several criteria, such as:

●	having similar products and/or customers,
●	having strong brands that are respected and well-known, and
●	having wholesale operations and domestic U.S. sales.

In July 2021, the Committee approved the following Industry Group constituent companies that were used to support senior executive pay decisions:

Caleres, Inc.	Gildan Activewear Inc.	Steven Madden, Ltd.
Capri Holdings Limited	Guess?, Inc.	Tapestry, Inc.
Carter’s, Inc.	Hanesbrands Inc.	Under Armour, Inc.
Columbia Sportswear Company	Levi Strauss & Co.	Wolverine World Wide, Inc.
Deckers Outdoor Corporation	Oxford Industries, Inc.
G-III Apparel Group, Ltd.	Ralph Lauren Corporation

At the time the Industry Group was approved, Kontoor's revenues and market cap ranked between the 25th percentile and 50th percentile of the Industry Group companies.

In addition, we currently participate in and use several executive compensation surveys for NEO positions, including the Willis Towers Watson General Industry Executive Compensation Survey, the Equilar TrueView Survey, the Willis Towers Watson Retail Executive Survey, and the Aon Hewitt Total Compensation Measurement (TCM) Survey for Executives. The surveys provide general market data for relevant positions at companies with revenues and market capitalization similar to Kontoor in both the apparel/retail and general industry.

For fiscal 2022, Kontoor used the Industry Group data as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e., salary, annual cash incentive, and the grant date fair value of long-term incentives). Other factors were also considered, such as the scope of the executive’s duties, the executive’s experience in their role and the executive’s individual performance in their role and relative to their peers.

In July 2022, the Committee reviewed the composition of the Industry Group and, considering the recommendation from CAP, removed Tapestry, Inc. and Capri Holdings Limited from the Industry Group due to their relatively large market capitalization and focus on luxury goods and apparel, and added Canada Goose Holdings Inc. and The Buckle, Inc. due the comparable business models and to bring additional balance to the size of the organizations in the peer group.

Components of Total Direct Compensation

The components of the target total direct compensation opportunity set by the Committee annually for each executive are short-term cash compensation (annual base salary and target annual cash incentive award) and long-term equity incentive compensation (performance-based and time-based RSUs under the Stock Plan). The Committee sets each portion of compensation based on Kontoor’s overall philosophy that a significant portion of each executive’s total direct compensation should be at-risk, meaning subject to fluctuation based on Kontoor’s financial and stock price performance. The at-risk components of total compensation targets are annual cash incentives and long-term equity compensation.

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The at-risk portion of target total compensation is greater for higher level positions, reflecting greater accountability for performance results. For our NEOs, 60% of our long-term incentive equity awards are at-risk and subject to financial performance objectives linked to our strategic priorities and shareholder returns.

The portions of fiscal 2022 target total direct compensation for each of the compensation elements for each of the NEOs were as follows:

Executive	Base Salary	Annual Cash Incentive Award	Long-Term Equity Incentive Awards	Performance-Based Portion(1)	At-Risk Portion(2)
Scott H. Baxter	13%	20%	67%	60%	87%
Rustin E. Welton	27%	20%	53%	52%	73%
Thomas E. Waldron	24%	19%	57%	53%	76%
Christopher M. Waldeck	24%	19%	57%	53%	76%
Thomas L. Doerr, Jr.	37%	24%	39%	47%	63%

1.    “Performance-Based Portion” includes Annual Cash Incentive Award and PRSUs.

2.    “At-Risk Portion” includes Annual Cash Incentive Award and Long-Term Equity Incentive Awards.

Base Salary

Base salary is designed to compensate senior executives for their level of responsibility, skills, experience and sustained individual contribution. Base salary is generally intended to be competitive as compared to salary levels for equivalent senior executive positions at companies in the Industry Group. The Committee believes that a competitive base salary provides the foundation for the total compensation package required to attract, retain, and motivate executives in alignment with Kontoor’s business strategies.

The Committee annually reviews individual salaries for the NEOs and intends to conduct a review at the time of a promotion or other change in responsibilities. Each NEO is evaluated annually based on several components: key job responsibilities, key accomplishments, performance trends and annual goals and objectives. The resulting performance evaluations are presented to the Committee and used in assessing salary and the other components of total compensation for each NEO.

In the fall of 2021, the Committee requested a competitive market assessment of Kontoor’s senior executive officer compensation levels from the Committee’s independent compensation consultant to assist with compensation planning for fiscal 2022. Accordingly, the Committee set fiscal 2022 base salaries for the NEOs based on (i) review of the competitive market salary range for the individual’s position, as described above, (ii) assessment of the individual’s experience, skill set and performance and (iii) Kontoor’s overall merit increase budget for salaries. Considering peer median salary levels for comparable roles, as well as changes to the roles and responsibilities to Co-Chief Operating Officer for Mr. Waldron and Mr. Waldeck, the following adjustments were approved to more closely position our executives to the median of the market when compared to similar executives at our peer Industry Group companies.

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Executive	FY2021 Base Salary	FY2022 Base Salary(1)	Percentage Increase
Scott H. Baxter	$1,100,000	$1,200,000	9.1%
Rustin E. Welton	$605,000	$650,000	7.4%
Thomas E. Waldron	$550,000	$725,000	31.8%
Christopher M. Waldeck	$550,000	$725,000	31.8%
Thomas L. Doerr, Jr.(2)	$0	$530,000	0%

1.    The fiscal 2022 base salary adjustments were effective April 3, 2022.

2.    Mr. Doerr joined the Company effective May 31, 2022.

Annual Cash Incentives

Kontoor has an annual cash incentive program (the “AIP”). Certain Kontoor employees are eligible to participate in the AIP if selected by the Committee. The AIP focuses employee attention on Kontoor’s annual performance as measured by pre-established goals. The incentives are designed to motivate Kontoor’s employees by providing payments for achieving and exceeding goals related to Kontoor’s annual business plan and strategic priorities. AIP bonuses for the NEOs are paid according to the terms of Kontoor Brands 2019 Management Incentive Compensation Plan (“MIC Plan”).

Under the AIP, annual performance goals are set by the Committee. While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the AIP and the MIC Plan, reflecting its subjective assessment of the value of accomplishments of Kontoor’s senior executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.

The Committee sets the targeted annual incentive opportunities under the AIP for executives after considering the Industry Group compensation data, the recommendations of the Chief Executive Officer (other than with respect to his compensation) and analysis by the Committee’s independent compensation consultant. The Committee also makes a general assessment as to the relative amounts of annual incentives for the NEOs to make sure they are, in the Committee’s judgment, fair and reasonable.

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The following table summarizes the fiscal 2022 AIP targets for the NEOs.

Executive	FY2022 Base Salary	AIP Target	AIP Target
Scott H. Baxter	$1,200,000	150%	$1,800,000
Rustin E. Welton	$650,000	75%	$487,500
Thomas E. Waldron	$725,000	80%	$580,000
Christopher M. Waldeck	$725,000	80%	$580,000
Thomas L. Doerr, Jr.(1)	$530,000	65%	$344,500

1.     Mr. Doerr joined the Company effective May 31, 2022. As part of his offer to join Kontoor Brands, and to compensate for a forfeited annual incentive award opportunity from a previous employer, Mr. Doerr’s FY22 AIP award was not prorated for the number of months of service during the fiscal year.

Our Performance Goals—The structure of the AIP seeks to align Kontoor’s strategic growth plans and focus on the most impactful drivers of annual shareholder return. The Committee identified the following key metrics as the foundation for annual bonus payouts for the NEOs:

Metric	Rationale
GAAP Revenue	Key measure of top line growth indicating the company’s ability to generate reported sales growth.
Gross Margin	Key metric used to measure the quality of the company’s revenue growth and equity of its brands.
Profit Before Taxes(1)	Key measure used to assess the fundamental performance of the company’s core operations.

1.     Profit before taxes is our reported income before taxes for the year ended adjusted for restructuring and separation costs and other non-recurring expenses.

The Committee believes these three metrics are the most important performance outcomes to create shareholder value, while securing our future as a global leader in lifestyle apparel. In addition, these metrics align with those used by companies in our peer group to motivate management. Additionally, the 2022 AIP continued to include an ESG modifier designed to ensure Kontoor’s ongoing commitment to improve our sustainability practices and advance diversity, equity and inclusion in our workforce.

The AIP performance goals for 2022 were set in line with Kontoor’s strategy to deliver consistent, profitable growth that provides sustainable, long-term returns for Kontoor’s shareholders while considering the impact of external factors on short-term performance. The goals reflected a number of factors, including Kontoor’s strategic growth plan and value creation model and long-term commitments to our shareholders.

The Kontoor performance goals are measured at threshold, target and maximum amounts. Details of the performance goals and 2022 results are shown below:

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Fiscal Year 2022 Kontoor AIP Performance Goals

		Performance Levels(1)			Year Ended December 2022
(Dollars in thousands) Performance Metric	Metric Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Adjusted Result(2)	AIP Performance Result(3)
GAAP Revenue	20%	$2,625,000	$2,759,000	$2,895,000	$2,631,444	$2,664,216
Gross Margin	40%	43.2%	44.4%	45.8%	43.1%	43.2%
Profit Before Taxes(4)	40%	$312,000	$346,000	$390,000	$331,762	$335,565

1.     Performance achievement is interpolated between levels.

2.     Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Appendix A-Reconciliation of Adjusted Financial Measures” at the end of this document for a reconciliation of these adjusted measures.

3.     When assessing AIP performance, the Committee may adjust for certain preestablished items including the effects of impairment charges, restructuring charges, unplanned impact of trade tariffs, other extraordinary items, regulatory changes, non-recurring items and required changes in accounting policies, and differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s 2022 financial plan. For 2022 the Committee began with GAAP revenue, adjusted gross margin, and adjusted profit before taxes as reported in our earnings release, and further adjusted the results for differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s 2022 financial plan.

4.     Threshold performance for the Profit Before Taxes metric must be attained or exceeded in order for the ESG modifier to apply to award payouts.

Based on the performance achieved against the goals listed in the above, the payout percentage for the fiscal 2022 AIP was determined to be 67% prior to the application of the ESG modifier.

ESG Modifier—The 2022 AIP continues to leverage an ESG modifier designed to promote and reward Kontoor’s ongoing commitment to improve our sustainability practices and advance diversity, equity and inclusion in our workforce. The 2022 ESG modifier is comprised of four metrics that can each modify the AIP score by plus or minus 5%. A positive modifier applies if we achieve these goals, and a negative modifier applies if we fail to meet these measured goals. The total potential modifier impact is between -20 and +20%.

Regardless of performance on the ESG modifier the total payout under the AIP continues to be capped at 200% of the target AIP award opportunity. Additionally, the ESG modifier will not apply unless the Profit Before Taxes metric meets or exceeds a threshold level of performance (50%).

The 2022 ESG metrics were selected based on their alignment with Kontoor’s business plan and culture. The selected metrics do not constitute a comprehensive list of our ESG priorities, but rather represent a starting point for linking compensation to ESG in fiscal 2022. Performance relative to the selected metrics is determined by the Committee based on pre-established targets and the Committee’s assessment of performance relative to the selected metrics. The table below summarizes the goals and results of the 2022 ESG modifier.

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2022 ESG Modifier Performance Goals

ESG Modifier Component	Goal	Result	2022 AIP Impact
Environmental, Social and Governance Standards	Establishment of Kontoor ESG Commitment and Approach: 1 – ESG Council 2 – ESG Charter 3 – ESG Framework Phase 1	Achieved	+5%
Social – Diversity, Equity & Inclusion	Improve company inclusion position as measured by the annual employee engagement survey	Achieved	+5%
Environment – Water Savings	Achieve savings of 8.75B liters of water in our facilities by Dec 31, 2022	Achieved	+5%
Environment – Science-Based Target by 2022	Complete greenhouse gas emissions reduction plan aligned with United Nations Paris Agreement and submit to Science Based Target Initiative (SBTi)	Achieved	+5%

The Committee reviewed the Company’s achievement against the ESG modifier performance goals for fiscal 2022 and determined that an increase of 20% of target performance incentive payments should be applied based on the achievement of each component of the ESG goals. As a result, the Committee determined payout for fiscal 2022 performance at 87%. The payments made to the NEOs under the AIP for 2022 are set forth in the table below:

Executive	FY2022 Base Salary	FY2022 AIP Target	FY2022 AIP Target	FY2022 AIP Performance Factor	FY2022 AIP Award
Scott H. Baxter	$1,200,000	150% of salary	$1,800,000	87%	$1,566,000
Rustin E. Welton	$650,000	75% of salary	$487,500	87%	$424,125
Thomas E. Waldron	$725,000	80% of salary	$580,000	87%	$504,600
Christopher M. Waldeck	$725,000	80% of salary	$580,000	87%	$504.600
Thomas L. Doerr, Jr.(1)	$530,000	65% of salary	$344,500	87%	$299,715

1.     As part of his offer to join Kontoor Brands, and to compensate for a forfeited annual incentive award opportunity from a previous employer, Mr. Doerr’s FY22 AIP award was not prorated for the number of months of service during the fiscal year.

In the future, the Committee may set targets related to not only Company financial performance, but also Company non-financial performance goals, as well as individual, regional, business unit and similar performance goals. The Committee continues to emphasize the importance of including an ESG modifier to the AIP and intends to continue to do so in 2023.

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Long-Term Incentive Awards

We provide equity incentive awards to our NEOs to support retention and focus on building long-term stockholder value through their future performance. In fiscal 2022, we provided the following forms of long-term incentive compensation to our NEOs:

Performance-Based RSUs—PRSUs are designed to align the interests of Kontoor executives with those of shareholders by encouraging the executives to enhance the value of Kontoor common stock and improve the performance of selected metrics. Earned shares vest and are issued at the end of the three-year performance cycle and range from 0% for below threshold performance to 225% for maximum performance. PRSUs are granted annually in overlapping performance cycles and serve as a tool to align pay and company performance and to retain our NEOs. Dividend equivalents are paid only on the shares actually earned and paid out. At the payout date, the cash value of dividend equivalents is converted into additional shares.

Time-Based RSUs—Align pay and company performance as reflected in our stock price, encourage retention of our NEOs’ and promote continued holding of company stock by our senior executives. RSUs awarded in fiscal 2022 vest over a three-year period in 33% installments at each anniversary of the grant date. Dividend equivalents are paid only on the shares actually vested and paid out. At the payout date, the cash value of dividend equivalents is converted into additional shares.

Fiscal 2022-2024 Performance-Based RSU Plan Awards

Performance Measure	Weight	Rationale
Operating Cash flow	40%	Indicates the financial strength of the company, supports the company’s Horizon 2 initiative, and allows it to return earnings to shareholders through dividends and pursue opportunities that enhance shareholder value.
Adjusted EPS(1)	60%	Supports strong alignment with shareholder value creation
Relative Total Shareholder Return (rTSR) Modifier(2)	+/- 25%	Further aligns executive pay to our shareholders interests

1.     Adjusted earnings per share is our reported earnings per share for the year ended adjusted for restructuring and separation costs and other non-recurring expenses.

2.     rTSR Peer Group consists of the Apparel, Accessories, and Luxury Goods companies in our Industry Peer Group, as well as Apparel, Accessories, and Luxury Goods companies in the Russell 3000 Index: Capri Holdings Limited, Carter’s Inc., Columbia Sportswear Co., Fossil Group, Inc., G-III Apparel Group, Ltd., Gildan Activewear Inc., Hanesbrands Inc., Levi Strauss & Co., Lululemon Athletica Inc., Movado Group, Inc., Oxford Industries, Inc., PLBY Group, Inc., PVH Corp., Ralph Lauren Corporation, Superior Group of Companies, Inc., Tapestry, Inc., Under Armor, Inc., Vera Bradley, Inc., V.F. Corporation.

Performance-Based Restricted Stock Units (60% of Annual LTI Awards)—Under the Kontoor Brands Mid-Term Incentive Plan (as amended and restated, the “MTIP”), and the Stock Plan, executives are awarded performance-based RSUs (“PRSUs”) that are settled under the Stock Plan. At the beginning of each three-year performance period, the Committee establishes the performance measures to be used for that performance period, their weightings, and for the 2022 PRSUs, the levels of performance on those measures for the entire three-year performance period that will generate threshold, target, and maximum payouts. We decided to use cumulative three-year performance to determine the number of 2022 PRSUs earned, rather than, as in previous years, using three one-year performance periods, because we believed a cumulative three-year performance goal would better focus our NEOs on long-term performance goals. The number of performance shares delivered at the end of the three-year performance cycle may range from 0% for below threshold performance to 50% for threshold performance and up to 200% for maximum performance. When the performance threshold is met, payouts are determined on a linear interpolation basis for performance levels between threshold and target and between target and maximum.

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The number of shares earned may be increased (not to exceed 225% of target) or decreased based on the achievement of rTSR performance against the companies in the rTSR Peer Group. At the end of the three-year performance period, the payout for each participant will be unaffected if Kontoor’s TSR is between the 25th and 75th percentile of TSR of the Peer Group companies over the period; increase in the amount of 25% of the participant’s target award if Kontoor’s TSR is greater than or equal to the 75th percentile of TSR of Peer Group companies over the period, or decrease in the amount of 25% of the participant’s target award if Kontoor’s TSR is equal to or below the 25th percentile of TSR of the Peer Group companies over the period.

Time-Based Restricted Stock Units (40% of Annual LTI Awards)—Executives are also awarded time-based restricted stock units (“RSUs”) under the Stock Plan. The RSUs consist of awards of the right to receive stock as determined by the Committee at the end of a specified restricted period, subject generally to continued employment. Dividend equivalents shall be paid or credited on RSUs, but any such dividend equivalents shall be subject to the same risk of forfeiture, other restrictions and deferral of settlement, if applicable, as apply to the underlying RSUs. The RSUs vest ratably in annual installments over three years.

The LTI target award amounts established by Kontoor for the NEOs for the 2022-2024 performance period are set forth below:

Name	FY2022 PRSUs Awarded(1)	FY2022 RSUs Awarded	Total Value FY2022 LTI Award(2)
Scott H. Baxter	$3,600,000	$2,400,000	$6,000,000
Rustin E. Welton	$765,000	$510,000	$1,275,000
Thomas E. Waldron	$1,032,000	$688,000	$1,720,000
Christopher M. Waldeck	$1,032,000	$688,000	$1,720,000
Thomas L. Doerr, Jr.(3)	$252,000	$168,000	$420,000

1.    Represents the PRSUs to be awarded at target performance

2.    The 2022 PRSU and RSU awards are set forth in the Grants of Plan-Based Awards table on page 53. The values attributable to RSUs, as set forth in this CD&A, were determined using an estimate of the 30-day average value of Kontoor’s common stock prior to the relevant grant date, which reflects the manner in which these awards were considered by the Committee when calculating the number of RSUs granted to each of our NEOs. This method differs from the grant date fair value, as determined for accounting purposes, which is the method used for purposes of reflecting the value of RSUs in the Stock Awards column of the Summary Compensation Table on page 51 and the Grant Date Fair Value of Stock and Option Awards column of the Grants of Plan-Based Awards Table on page 53.

3.    The amount listed reflects Mr. Doerr’s annual award prorated by 75% based on his hire date of May 31, 2022.

As part of his offer to join Kontoor Brands, and to compensate for forfeited equity awards from a previous employer, Mr. Doerr was provided a sign-on equity award in the amount of $1.3M at target performance.  This award was granted in 60% performance-based RSUs and 40% time-based RSUs.  50% of these awards will vest on the first anniversary date of the grant and 50% will vest on the second anniversary date. For the performance-based RSUs, 50% are associated with the fiscal year 2021-2023 LTI performance conditions and 50% are associated with the fiscal year 2022-2024 LTI performance conditions.

Fiscal 2020-2022 Performance-Based RSU Performance Goals and Results

Due to the lack of historical performance data as a stand-alone company and the higher risk of goal obsolescence associated with the establishment of multi-year performance goals following the Spin-Off, as well as the ongoing business disruption and uncertainty caused by the COVID-19 pandemic, the three-year performance cycle for the PRSUs granted in 2020 consisted of three consecutive one-year performance periods, with payout based on the average of performance over the three periods.

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For 2022, the Committee established the following goals for the third year of the fiscal 2020-2022 performance cycle:

		Performance Levels(1)			Year Ended December 2022
(Dollars in thousands) Performance Metric	Metric Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Result(2)	MTIP Performance Result(3)	Payout Percentage
Operating Cash Flow	40%	$290,000,000	$312,000,000	$333,000,000	$83,585,000	$83,585,000	0%
Adjusted EPS	60%	$4.35	$4.70	$5.05	$4.49	$4.54	77%
Weighted Average							46%

1.    Performance achievement is interpolated between levels.

2.    Non-GAAP Financial Information: The financial information above includes non-GAAP measures. See “Appendix A-Reconciliation of Adjusted Financial Measures” at the end of this document for a reconciliation of these adjusted measures.

3.    When assessing MTIP performance, the Committee adjusts for certain preestablished items including the effects of impairment charges, restructuring charges, unplanned impact of trade tariffs, other extraordinary items, regulatory changes, non-recurring items and required changes in accounting policies, and differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s 2022 financial plan. For 2022, the Committee began with adjusted EPS, as reported in our earnings release, and further adjusted the results for differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s 2022 financial plan.

The final PRSU payout for the fiscal 2020-2022 grant is based on the average performance achievement for fiscal 2020, fiscal 2021, and fiscal 2022 and adjusted for the relative TSR modifier. Kontoor’s TSR for the December 29, 2019-December 31, 2022 period, as compared to the TSR generated by the Russell 3000 Index companies during such 36-month period, was between the median and the 75th percentile, resulting in no change to the final performance payout. Therefore, the Committee determined that the level of achievement for the PRSUs granted in fiscal 2020 was 107%, determined by averaging the achievement of the PRSU goals for fiscal 2020 (75%), 2021 (200%) and 2022 (46%) as outlined in the table below.

Performance Period	Payout
FY22	46%
FY21	200%(1)
FY20	75%(1)
Weighted Average for Financial Goals	107%
Relative TSR Modifier(2)	0%
Final Adjusted PRSU Payout	107%

1.    As reported in Kontoor Brands 2022 Proxy Statement.

2.    For total shareholder return (TSR) calculation purposes, Kontoor' Beginning Stock Price for the 2020 PRSU Award is $35.22. As of December 31, 2022, its Ending Stock Price is $41.00. Stock prices are adjusted for dividends paid. This results in a TSR of 16.39% for Kontoor, which places Kontoor's absolute ranking among the peers at 1040 out of 2209, and its percentile ranking at the 52.94th percentile.

Kontoor Brands, Inc.	47	2023 Proxy Statement

Retirement and Other Benefits

The Committee believes that retirement and other benefits and perquisites are important components of competitive compensation packages necessary to attract and retain qualified, high caliber senior executives. The Committee reviews the amounts of such benefits and perquisites periodically along with other compensation components. However, such benefits do not affect the decisions the Committee makes regarding other compensation components, which are generally structured to achieve Kontoor’s short-term and long-term financial, strategic and operational objectives.

Executive Perquisites

All senior executives reporting to the CEO, including our NEOs, are eligible for executive physical exams and financial counseling. The cost of such physical exams and/or financial counseling is imputed income to the executive, for which a tax gross-up is provided. The costs of financial counseling for each year are capped at $10,900 per executive, except for the first year that an executive participates in this perquisite, which is capped at $13,450. The decision to offer this potential reimbursement was authorized by the Committee to support the physical and financial well-being of our NEOs. In addition, in 2022 the CEO was eligible for personal use of corporate aircraft up to a limit on the total aggregate cost of all trips of $150,000. In reviewing the limit on the amount personal aircraft use provided to Mr. Baxter, the Committee considered industry specific data and general industry data, as well as the location of our corporate headquarters in Greensboro, North Carolina relative to larger airport hubs. Additionally, this perquisite was reviewed by the Committee in conjunction with the position Mr. Baxter’s total target compensation relative to the industry peer group median. For additional details, including associated amounts for each NEO calculated in accordance with the SEC’s requirements, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table starting on page 51.

401k Plan

During 2022, Kontoor’s U.S.-based senior executives, including the NEOs were permitted to participate in the Kontoor Brands 401(k) Savings Plan (the “401k Plan”). The 401k Plan is a broad-based tax-qualified defined contribution plan available to most U.S.-based employees of Kontoor.

Nonqualified Deferred Compensation

Kontoor’s U.S.-based senior executives, including the NEOs, are permitted to defer compensation and receive a limited amount of matching credits under the Kontoor Brands Executive Deferred Savings Plans. Each Kontoor NEO participates in the Kontoor Brands Executive Deferred Savings Plan II, while only Mr. Waldron participates in the Kontoor Brands Executive Deferred Savings Plan. These plans enable executives to save for retirement on a tax-deferred basis. Nonqualified deferred compensation is discussed in further detail within the supporting tables under the caption “2022 Nonqualified Deferred Compensation.”

Pension Benefits

Kontoor does not maintain a defined benefit pension plan.

Employee Benefits

Kontoor provides a number of benefit plans to all eligible employees, including the NEOs. These benefits include programs such as medical, dental, vision, life insurance and short- and long-term disability coverage and a merchandise discount on most Kontoor products.

Kontoor Brands, Inc.	48	2023 Proxy Statement

Change-in-Control Agreements

Kontoor has entered into Change-in-Control Agreements (the “Agreements”) with certain Kontoor senior executives, including the NEOs, that provide the executives with certain severance benefits in the event their employment with Kontoor is terminated under certain circumstances, as defined in the Agreements, subsequent to a change in control of Kontoor (i.e., “double-trigger” terminations). The Agreements are designed to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Kontoor. Kontoor believes that change-in-control arrangements are an important component of a competitive compensation package necessary to attract and retain qualified senior executives. The Agreements are described and quantified below in the “Potential Payments Upon Change in Control, Retirement or Termination of Employment” section.

Under the terms of the Agreements, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock, restricted stock units and performance-based restricted stock units and continued life, medical and dental insurance, for specified periods after termination. Upon a change in control of Kontoor, Kontoor also will pay all reasonable legal fees and related expenses incurred by the executive as a result of the termination of his or her employment or in obtaining or enforcing any right or benefit provided by the Agreements.

Other Policies and Considerations

Retention and Special Awards

Retention equity awards may be made by the Committee from time to time to attract or retain key executives and are designed to promote long-term employment with Kontoor. Awards of restricted stock units for retention purposes under the Stock Plan are not part of regular annual compensation and are not treated as part of total direct compensation as discussed above. Other than the special sign-on compensation granted to Mr. Doerr in connection with his commencement of employment discussed above under “Long-Term Incentive Compensation Awards,” no special equity awards were granted to the NEOs in 2022.

Clawback Policy

The Committee has adopted a policy for the recovery of cash and equity incentive compensation from officers and certain other employees (these are generally referred to as “recoupment” or “clawback” policies). The policy provides that the Committee may require a covered employee to forfeit an equity-based incentive award or repay cash-based incentive compensation if Kontoor is required to prepare an accounting restatement as a result of the covered employee’s misconduct, if the covered employee engages in misconduct materially detrimental to Kontoor or if otherwise required by applicable laws, rules or regulations. The award agreements for performance-based restricted stock units, time-based restricted stock units, restricted stock awards and options under the Stock Plan include provisions respecting such recovery, as does the MIC Plan. We intend to adopt a clawback policy responsive to the recently published SEC and stock exchange listing requirements on compensation recovery within the timeframe mandated by those requirements.

Anti-Hedging and Anti-Pledging Policies

The Committee has adopted a policy prohibiting Kontoor directors, executive officers named in this Proxy Statement and certain other executives from engaging in transactions in derivative securities (including puts, calls, collars, forward contracts, equity swaps, exchange funds and the like) relating to Kontoor securities, transactions “hedging” the risk of ownership of Kontoor securities and short sales of Kontoor securities. In addition, these individuals are prohibited from holding Kontoor securities in margin accounts or pledging Kontoor securities as collateral for loans.

Tax and Accounting Implications

In designing our compensation and benefit programs, the Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of awards paid to our executives.

Kontoor Brands, Inc.	49	2023 Proxy Statement

Section 162(m) of the Code generally limits the deductibility by Kontoor for Federal income tax purposes of annual compensation in excess of $1 million paid to Kontoor’s covered employees, generally including the NEOs. The Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgement to authorize payments that are in excess of the deduction limit when it believes such payments are appropriate.

Executive Stock Ownership Guidelines

It is Kontoor’s policy to strongly encourage stock ownership by Kontoor senior management and directors. This policy closely aligns the interests of management with those of shareholders. Under the policy, senior executives are subject to share ownership guidelines that require them to accumulate and then retain shares of Kontoor common stock having a market value ranging from one to six times annual base salary, depending upon the position. The Chief Executive Officer and the other currently serving named executive officers are required to accumulate Kontoor common stock having market values as follows:

Officer	Kontoor Common Stock Having a Market Value of
Chief Executive Officer	Six times annual base salary
Co-Chief Operating Officer and Global Brand President, Chief Financial Officer, General Counsel and Corporate Secretary	Three times annual base salary

Once achieved, the ownership of the guideline amount should be maintained for as long as the executive is subject to the guideline. Future declines in stock price will not affect compliance with the policy so long as the number of shares held at the time the required ownership level was achieved does not change.

Credit will be given for direct holdings by the executive or his or her spouse or dependent child, joint holdings by the executive and his or her spouse and/or dependent child and the 401(k) plan. Additionally, credit will be given to shares held in individual brokerage accounts or other custodial accounts or in trust for the benefit of the executive or his or her spouse and/or dependent children. No credit will be given for shares subject to unexercised options or SARs (whether vested or unvested) or shares subject to restricted stock, restricted stock units or similar awards that have not vested or been earned. Until a senior executive has met the targeted ownership level, he or she must retain shares equal to 50% of the after-exercise, after-tax value of all vested, earned or exercised equity awards settled in Kontoor common stock. As of December 31, 2022, all of the currently serving NEOs are in compliance with the retention requirements of the ownership guidelines and have either met or are making progress toward meeting the guidelines.

Talent and Compensation Committee Report

The Talent and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s independent compensation consultant. Based on the foregoing review and discussions, the Talent and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Kontoor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Kathleen S. Barclay, Chair

Robert M. Lynch

Ashley D. Goldsmith

Kontoor Brands, Inc.	50	2023 Proxy Statement

Summary Compensation Table for Fiscal 2022

The following table summarizes the compensation of our named executive officers in fiscal 2022, 2021 and 2020.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Scott H. Baxter
President, Chief	2022	$1,175,000	–	$8,271,109	–	$1,566,000	–	$400,319	$11,412,428
Executive Officer	2021	$1,075,770	–	$5,682,517	–	$2,970,000	–	$251,583	$9,979,870
and Chair of the Board	2020	$917,308	–	$3,948,701	–	$1,250,000	–	$106,005	$6,222,014
Rustin E. Welton
Executive Vice	2022	$638,750	–	$1,791,733	–	$424,125	–	$111,985	$2,966,593
President and	2021	$591,673	–	$1,318,164	–	$908,000	–	$73,373	$2,891,210
Chief Financial Officer	2020	$527,885	–	$ 891,555	–	$413,000	–	$38,035	$1,870,475
Thomas E. Waldron
Executive Vice
President, Co-Chief	2022	$681,250	–	$2,226,244	–	$504,600	–	$108,575	$3,520,669
Operating Officer	2021	$539,096	–	$1,318,164	–	$826,000	–	$77,587	$2,760,847
and Global Brand	2020	$484,885	–	$951,755	–	$379,000	–	$37,238	$1,852,878
President–Wrangler
Christopher M. Waldeck
Executive Vice
President, Co-Chief	2022	$681,250	–	$2,226,244	–	$504,600	–	$108,248	$3,520,342
Operating Officer	2021	$539,097	–	$1,318,164	–	$826,000	–	$77,587	$2,760,848
and Global Brand	2020	$480,693	–	$919,807	–	$379,000	–	$146,238	$1,925,738
President–Lee
Thomas L. Doerr, Jr.
Executive Vice	2022	$313,923	$200,000	$1,848,140	–	$299,715	–	$31,718	$2,693,496
President, General	2021	–	–	–	–	–	–	–	–
Counsel &	2020	–	–	–	–	–	–	–	–
Corporate Secretary(6)
1.	Values in this column represent discretionary and/or sign-on bonuses paid to Mr. Doerr.
2.	The amounts shown in this column reflect the aggregate grant date fair value of the stock awards (RSUs and PRSUs) computed in accordance with FASB ASC Topic 718. The Company made certain updates to the amounts included in this column in respect of fiscal 2020 to reflect the grant date fair values of PRSUs, as determined in accordance with FASB ASC Topic 718. The valuation assumptions used are summarized in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 (“Form 10-K”).

The grant date fair value of RSUs granted in 2022 is calculated using the closing price per share of Kontoor common stock on the date of grant ($41.39). The same methodology was also used to determine the grant date fair value of the RSUs granted in 2021 and 2020. The dollar amounts equal to the aggregate grant date fair value of RSUs granted in 2022 include for Mr. Baxter, $2,221,815 (53,680 RSUs that vest ratably in 2023, 2024 and 2025); for Mr. Welton, $472,136 (11,407 RSUs that vest ratably in 2023, 2024 and 2025); for Mr. Waldron, $636,951 (15,389 RSUs that vest ratably in 2023, 2024, and 2025); for Mr. Waldeck, $636,951 (15,389 RSUs that vest ratably in 2023, 2024, and 2025); and for Mr. Doerr, $691,756 (4,796 RSUs that vest ratably in 2023, 2024 and 2025; 14,845 RSUs that vest ratably in 2023 and 2024). Dividend equivalents accrue on these RSUs subject to the same vesting requirements as apply to the RSUs.

Awards of our PRSUs under the MTIP are subject to three-year performance cycles.  The 2020 grants tie performance to three consecutive one-year periods, the 2021 grants tie performance to a one-year period followed by a two-year period, and the 2022 grants tie performance to a cumulative three-year period.  For the 2020 grants, the financial performance goals for each one-year period are established by the Committee on an annual basis.  For the 2021 grants, the financial performance goals for each period are established by the Committee at the beginning of the applicable period. The result is that the PRSU award from 2020 is considered to have three separate grant dates for accounting purposes, and the PRSU award from 2021 is considered to have two separate grant dates

Kontoor Brands, Inc.	51	2023 Proxy Statement

for accounting purposes, in each case corresponding to the Committee’s establishment of the financial performance goals for each of the performance periods. In the case of the first year of the performance cycle, the grant date for accounting purposes is the date on which the initial performance goals are established for the PRSUs, and in the case of the later years of the performance cycle, the grant date for accounting purposes is the date on which the Committee establishes the financial performance goals for applicable performance period. To determine the grant date fair value attributable to the financial performance component of the PRSUs granted in 2021 and 2020, a proportionate fraction of the target number of shares of Kontoor common stock subject to the PRSUs (based on the assumption that target performance represents the probable outcome as of such grant date) is multiplied by the closing price of Kontoor common stock on each grant date for accounting purposes.  The grant date fair value attributable to the financial performance component of the PRSUs granted in 2022 was determined by taking into account the full target number of shares of Kontoor common stock subject to the PRSUs.

Because the PRSUs granted in 2022 have a cumulative three-year performance period, under ASC Topic 718, the full grant date fair value of those awards is shown as compensation for 2022. The portion of the PRSUs granted in 2021 and 2020 that is tied to 2022 (or both 2022 and 2023, in the case of the PRSUs granted in 2021) performance also is shown as compensation for 2022 because, under ASC Topic 718, those portions are treated as being granted in 2022. Accordingly, compensation for 2022 is elevated over what would be shown if only the 2022 PRSUs were included.

With respect to 2022, in the case of the 2022 – 2024 cycle, the relevant closing price on April 18, 2022 ($41.13), which was the grant date for such cycle, and in the case of other cycles, the same relevant closing price on April 18, 2022 ($41.13), which was the date Committee established the financial performance goals in respect of such cycles. The PRSUs are subject to a relative total shareholder return modifier covering the full three-year performance cycle, which may increase or decrease actual payouts under the PRSUs by plus or minus 25%.

As a result, actual payouts may range from 0 to 225% of the targeted award. The grant date fair value of the PRSUs attributable to the relative total shareholder return component is based on a Monte Carlo valuation as of the actual date of grant. Dividend equivalents are earned on PRSUs subject to the same performance-based vesting requirements as apply to PRSUs. The dollar amounts equal to the aggregate grant date fair value of PRSUs granted for accounting purposes in 2022 include:

●	for Mr. Baxter, $6,049,294 (consisting of $3,311,746 attributable to the 2022-2024 cycle; $1,540,812 attributable to Year 2 and 3 of the 2021-2023 cycle; $872,244 attributable to Year 3 of 3 of the 2020-2022 cycle; and $324,492 attributable to relative total shareholder return for the 2022-2024 cycle);
●	for Mr. Welton, $1,319,597 (consisting of $703,775 attributable to the 2022-2024 cycle; $342,407 attributable to Year 2 and 3 of the 2021-2023 cycle; $204,457 attributable to Year 3 of 3 of the 2020-2022 cycle; and $68,957 attributable to relative total shareholder return for the 2022-2024 cycle);
●	for Mr. Waldron, $1,589,293 (consisting of $949,404 attributable to the 2022-2024 cycle; $342,407 attributable to Year 2 and 3 of the 2021-2023 cycle; $204,457 attributable to Year 3 of 3 of the 2020-2022 cycle; and $93,024 attributable to relative total shareholder return for the 2022-2024 cycle);
●	for Mr. Waldeck, $1,589,293 (consisting of $949,404 attributable to the 2022-2024 cycle; $342,407 attributable to Year 2 and 3 of the 2021-2023 cycle; $204,457 attributable to Year 3 of 3 of the 2020-2022 cycle; and $93,024 attributable to relative total shareholder return for the 2022-2024 cycle); and
●	for Mr. Doerr, $1,156,384 (consisting of $645,512 attributable to the 2022-2024 cycle; $392,140 attributable to Year 2 and 3 of the 2021-2023 cycle; and $118,732 attributable to relative total shareholder return for the 2022-2024 cycle). The amounts shown for Mr. Doerr include amounts attributable to the PRSUs he received as part of his sign-on equity award when he joined our company in 2022 to compensate for forfeited equity awards from a previous employer. As described above, Mr. Doerr’s sign-on equity award PRSUs, 50% of which were associated with the 2021-2023 performance cycle and 50% of which were associated with the 2022-2024 performance cycle. Mr. Doerr also received a pro-rated annual grant of PRSUs.

Assuming achievement of the financial performance goals at the maximum level, the grant date fair value of such PRSU awards would have been as follows: Mr. Baxter, $13,527,277; Mr. Welton, $2,954,448; Mr. Waldron, $3,531,179; Mr. Waldeck, $3,531,179; and Mr. Doerr, $2,453,448 (these amounts include the relative total shareholder return portion of grant date fair value, but that portion of fair value is not based on an assumed probable level of performance so does not change when fair value is shown assuming maximum performance).

For a discussion of the performance goals applicable to the PRSU awards, as well as vesting, forfeiture and other terms applicable to the PRSU and RSU awards, see “Compensation Discussion and Analysis” on pages 45-47.

3.	The amounts in this column for 2022 represent cash awards earned under the Kontoor Management Incentive Compensation Plan (the “MIC Plan”). The MIC Plan payments for 2022 are expected to be made on or about March 10, 2023.
4.	Kontoor does not maintain a defined benefit pension or actuarial pension plan and therefore no amounts are reported in 2022, 2021 and 2020.
5.	The amounts for 2022 include matching contributions under the Kontoor Executive Deferred Savings Plan II (the “EDSP II”) as follows: Mr. Baxter, $227,631; Mr. Welton, $74,066; Mr. Waldron, $71,427; Mr. Waldeck, $71,427; and Mr. Doerr, $12,231. This amount also includes $18,300 in matching contributions under the 401(k) Plan for Mr. Baxter, Mr. Welton, Mr. Waldron and Mr. Waldeck. For Mr. Baxter, this amount also includes the following: (1) $3,599 for an annual physical (which includes a tax gross up thereon in the amount of $1,599); (2) $19,619 for financial planning services (which includes a tax gross up thereon in the amount of $8,719); and (3) $131,170 as the incremental cost of personal use of our corporate aircraft. We calculated the incremental cost of the personal use of our corporate aircraft based on the variable operating costs to us, which include (i) fuel, (ii) supplies, (iii) crew travel expenses, (iv) aircraft communications, (v) outside services such as airport handling and parking, (vi) supplemental crew and (vii) a portion of the cost of a maintenance contract. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage. In reviewing the cap on the amount personal aircraft use provided to Mr. Baxter, the Committee considered industry specific data and general industry data, as well as the location of our corporate headquarters in Greensboro, North Carolina relative to larger airport hubs. Additionally, this perquisite was reviewed by the Committee in conjunction with the position of Mr. Baxter’s total target compensation relative to the industry per group median. For Mr. Welton, this amount also includes $19,619 for financial planning services (which includes a tax gross up thereon in the amount of $8,719). For Mr. Waldron, this amount also includes (1) $3,401 for an annual physical (which includes a tax gross up thereon in the amount of $1,001); and (2) $15,447 for financial planning services (which includes a tax gross up thereon in the amount of $4,547). For Mr. Waldeck, this amount includes the following: (1) $3,268 for an annual physical (which includes a tax gross up thereon in the amount of $943); and (2) $15,253 for financial planning services (which includes a tax gross up thereon in the amount of $4,353). For Mr. Doerr, this amount includes $19,061 for financial planning services (which includes a tax gross up thereon in the amount of $5,611), and $426 in connection with relocation.
6.	Mr. Doerr joined the Company effective May 31, 2022.

Kontoor Brands, Inc.	52	2023 Proxy Statement

2022 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date(1)	Date of Committee Action	Threshold	Target	Maximum	Threshold	Target	Maximum
Scott H. Baxter			$900,000	$1,800,000	$3,600,000
	4/1/22	4/18/22				40,260	80,519	181,168				$3,311,746(4)
	4/1/22	2/21/22							53,680			$2,221,815(5)
Rustin E. Welton			$243,750	$487,500	$975,000
	4/1/22	4/18/22				8,556	17,111	38,500				$703,775(4)
	4/1/22	2/21/22							11,407			$472,136(5)
Thomas E. Waldron			$290,000	$580,000	$1,160,000
	4/1/22	4/18/22				11,542	23,083	51,937				$949,404(4)
	4/1/21	2/21/22							15,389			$636,951(5)
Christopher M. Waldeck			$290,000	$580,000	$1,160,000
	4/1/22	4/18/22				11,542	23,083	51,937				$949,404(4)
	4/1/22	2/21/22							15,389			$636,951(5)
Thomas L. Doerr, Jr.(6)	7/15/22	7/15/22	$172,250	$344,500	$689,000	3,597	7,194	16,187				$253.373(7)
	7/15/22	7/15/22				5,567	11,134	25,052				$392.139(7)
	7/15/22	7/15/22				5,567	11,134	25,052				$392,139(7)
	7/15/22	7/15/22							4,796			$168,915(8)
	7/15/22	7/15/22							14,845			$522,841(8)
1.	All equity awards are granted under the Stock Plan.
2.	The amounts in these columns represent the threshold, target and maximum annual incentive awards under the MIC Plan, as described above in the “Compensation Discussion and Analysis” on pages 42-43. Depending upon the level of achievement of each of the specified performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each MIC Plan participant.
3.	The amounts in these columns represent the threshold, target and maximum PRSU awards under the MTIP for the three-year performance cycle January 2, 2022–December 28, 2024. Depending on the average level of achievement of certain performance goals during the three years of the performance cycle, payouts of awards could range up to a maximum of 200% of the target award, and potentially plus or minus an additional 25% of the target award depending on Kontoor’s TSR as compared to the TSR of the identified 19 industry-relevant companies over the performance cycle. Awards are shown at a target payout level of 100% in the table above. For a discussion of the performance goals applicable to the MTIP awards, as well as vesting, forfeiture and other terms, see “Compensation Discussion and Analysis” on pages 45-46.
4.	In February 2022, the Talent and Compensation Committee approved the following PRSU awards for the three-year performance cycle January 2, 2022–December 28, 2024: Mr. Baxter 80,519 PRSUs; Mr. Welton 17,111 PRSUs; Mr. Waldron 23,083 PRSUs; and Mr. Waldeck 23,083 PRSUs. The grant date fair value attributable the financial performance goals applicable to these awards and the relative total shareholder return component of these awards is set forth in the table above. The methodology to determine grant date fair value is described in Footnote 2 of the Summary Compensation Table.
5.	In February 2022, the Talent and Compensation Committee approved the following RSU awards that each vest ratably in 2023, 2024 and 2025: Mr. Baxter 53,680 RSUs; Mr. Welton 11,407 RSUs; Mr. Waldron 15,389 RSUs; and Mr. Waldeck 15,389 RSUs. The grant date of these awards was April 1, 2022. The aggregate fair value of the RSUs was computed in accordance with FASB ASC Topic 718 and was calculated by multiplying the closing price of Kontoor common stock on the date of grant ($41.39) by the number of RSUs granted. See footnote 2 to the Summary Compensation Table. The assumptions used are summarized in Note 16 to our audited financial statements included in our Form 10-K.
6.	Mr. Doerr joined the Company effective May 31, 2022.
7.	In July 2022, the Talent and Compensation Committee approved a target pro-rated annual award of 7,194 PRSUs relating to the three-year performance cycle January 2, 2022 – December 28, 2024, as well as a sign-on target award of 11,134 PRSUs for the same performance cycle and a target award of 11,134 PRSUs relating to the 2021-2023 performance cycle.
8.	In July 2022, the Talent and Compensation Committee approved the following RSU awards: Mr. Doerr 4,796 PRSUs that vest ratably in 2023, 2024, and 2025; 14,845 RSUs granted that vest 50% on the first anniversary of the grant and vest 50% on the second anniversary of the grant. The grant date of these awards was July 15, 2022. The aggregate fair value of the RSUs was computed in accordance with FASB ASC Topic 718 and was calculated by multiplying the closing price of Kontoor common stock on the date of grant ($35.22) by the number of RSUs granted. See footnote 2 of the Summary Compensation Table. The assumptions used are summarized in Note 16 to our audited financial statements included in our Form 10-K.

Kontoor Brands, Inc.	53	2023 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2022

		Option Awards(1)(2)			Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)		Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Scott H. Baxter	2/18/15	114,966	$31.07	2/17/25
	2/23/16	135,424	$25.27	2/22/26
	2/22/17	184,403	$22.04	2/21/27
	2/21/18	119,160	$30.84	2/20/28
	4/1/20				15,464	(6)	$ 618,395
	4/1/21				26,857	(7)	$1,074,023
	4/1/22				55,792	(8)	$2,231,115
	4/1/20				74,122	(9)	$2,964,132
	4/1/21							56,192	(10)	$2,247,118
	4/1/22							80,519	(11)	$3,219,955
Rustin E. Welton	2/18/15	16,180	$31.07	2/17/25
	2/23/16	19,060	$25.27	2/22/26
	2/22/17	23,358	$22.04	2/21/27
	2/21/18	15,094	$30.84	2/20/28
	4/1/20				3,624	(6)	$ 144,921
	4/1/21				5,969	(7)	$ 238,681
	4/1/22				11,856	(8)	$ 474,112
	4/1/20				17,373	(9)	$ 694,732
	4/1/21							12,487	(10)	$ 499,355
	4/1/22							17,111	(11)	$ 684,269
Thomas E. Waldron	2/18/15	22,569	$31.07	2/17/25
	2/23/16	8,860	$25.27	2/22/26
	2/22/17	14,342	$22.04	2/21/27
	2/21/18	27,804	$30.84	2/20/18
	4/1/20				3,624	(6)	$ 144,921
	4/1/21				5,969	(7)	$ 238,681
	4/1/22				15,994	(8)	$ 639,617
	4/1/20				17,373	(9)	$ 694,732
	4/1/21							12,487	(10)	499,355
	4/1/22							23,083	(11)	923,089

Kontoor Brands, Inc.	54	2023 Proxy Statement

		Option Awards(1)(2)			Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)		Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Christopher M. Waldeck	7/26/17	20,442	$25.01	7/25/27
	2/21/18	21,053	$30.84	2/20/28
	4/1/20				3,624	(6)	$144,921
	4/1/21				5,969	(7)	$238,681
	4/1/22				15,994	(8)	$639,617
	4/1/20				17,373	(9)	$694,732
	4/1/21							12,487	(10)	$499,355
	4/1/22							23,083	(11)	$923,089
	7/15/22				4,914	(8)	$196,531
Thomas L. Doerr, Jr.	7/15/22				15,212	(12)	$608,319
	7/15/22							7,194	(11)	$287,688
	7/15/22							22,268	(13)	$890,497
1.	Awards granted prior to the Spin-Off are shown on an as converted to Kontoor basis.
2.	All options are non-qualified stock options awarded under the VF Stock Plan prior to the Spin-Off, which were converted to Kontoor options in the Spin-Off. Each option vests and becomes exercisable in 33 1/3% increments on the first, second and third anniversaries of the date of grant, subject to continued employment. Options generally become fully vested and exercisable upon the executive’s death or termination of the executive’s employment due to disability or in the event of certain terminations following a change in control of Kontoor. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the options generally expire on an accelerated basis, as follows: 36 months after retirement, death or termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.
3.	For all RSUs granted, dividends are reinvested at the dividend payment date in additional shares that are subject to the same vesting and other restrictions as the original award. The amounts in this column include accumulated dividend equivalents and accrued dividends as of that date.
4.	The market value of restricted awards reported in this column was computed by multiplying $39.99, the closing market price of Kontoor’s common stock at December 31, 2022, by the number of shares or units of stock awarded. For RSUs, the amount also includes the value of accumulated dividend equivalents and accrued dividends as of that date.
5.	As further discussed in Footnotes 10 and 11 below, the number of shares or units and values in these columns assume an achievement level at 100% of target. The final level of achievement for the awards in these columns may differ. The market value of PRSUs was calculated by multiplying 100% of the target number of PRSUs awarded (the number of shares in the chart is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares) by $39.99, the closing market price of Kontoor’s common stock at December 31, 2022. For a discussion of vesting, forfeiture, and other terms applicable to the PRSUs, see the “Compensation Discussion and Analysis” on pages 45-46.
6.	The number represents the number of RSUs that were awarded under the Stock Plan in 2020 to the following named executive officers: Mr. Baxter 42,413 RSUs; Mr. Welton 9,941 RSUs; Mr. Waldron 9,941 RSUs; and Mr. Waldeck 9,941 RSUs. RSUs vest ratably over three years and will fully vest in 2023, provided that the named executive officer remains an employee of Kontoor.
7.	The number represents the number of RSUs that were awarded under the Stock Plan in 2021 to the following named executive officers: Mr. Baxter 37,461 RSUs; Mr. Welton 8,325 RSUs; Mr. Waldron 8,325 RSUs; and Mr. Waldeck 8,325 RSUs. RSUs vest ratably over three years and will fully vest in 2024, provided that the named executive officer remains an employee of Kontoor.
8.	The number represents the number of RSUs that were awarded under the Stock Plan in 2022 to the following named executive officers: Mr. Baxter 53,680; Mr. Welton 11,407 RSUs; Mr. Waldron 15,389 RSUs; Mr. Waldeck 15,389 RSUs; and Mr. Doerr 4,796 RSUs. RSUs vest ratably over three years and will fully vest in 2025, provided that the named executive officer remains an employee of Kontoor.

9.	The number represents the number of Kontoor PRSUs that were earned under the MTIP in 2020 for the three-year performance cycle ending December 31, 2022 based on achievement at 107% of target (rounded to the nearest whole number of shares), which was the actual level of achievement for the performance cycle, plus additional PRSUs representing the accumulated dividend equivalents accrued over the period from the grant date through December 31, 2022.

Kontoor Brands, Inc.	55	2023 Proxy Statement

10.	The number represents the number of Kontoor PRSUs that were awarded under the MTIP in 2021 for the three-year performance cycle ending December 30, 2023 multiplied by achievement at a level of 100% of target (rounded to the nearest whole number of shares). The amounts reflected above are not necessarily indicative of future payouts for the PRSUs, which are not now known, but will ultimately be determined based on our actual performance through the entire three-year performance cycle (and which may be higher or lower than the 200% payout level).
11.	The number represents the number of Kontoor PRSUs that were awarded under the MTIP in 2022 for the three-year performance cycle ending December 28, 2024 multiplied by achievement at a level of 100% of target (rounded to the nearest whole number of shares). The amounts reflected above are not necessarily indicative of future payouts for the PRSUs, which are not now known but will ultimately be determined based on our actual performance through the entire three-year performance cycle (and which may be higher or lower than the 200% payout level).
12.	The number represents the number of RSUs that were awarded under the Stock Plan to Mr. Doerr: 14,845 RSUs which will vest 50% upon the first anniversary of the grant and will vest 50% upon the second anniversary of the grant, provided that Mr. Doerr remains an employee of Kontoor.
13.	The number represents the target number of Kontoor PRSUs that were awarded under the MTIP in 2022 as a sign-on award, 50% of which related to the 2022-2024 performance cycle and 50% of which relate to the 2021-2023 performance cycle. The amounts reflected above are not necessarily indicative of future payouts for the PRSUs, which are not now known but will ultimately be determined based on our actual performance through the entire three-year performance cycle (and which may be higher or lower than the 200% payout level).

Stock Options

In connection with the Spin-Off, all VF options held by Kontoor executives were converted into options of Kontoor (the “Replacement Options”). The Replacement Options are generally subject to the same terms and conditions (including vesting) as applicable to the corresponding VF option immediately prior to the Spin-Off, with equitable adjustments being made to the number of shares of Kontoor common stock subject to the option and exercise price. The Replacement Options are non-qualified stock options granted under the Stock Plan that vest ratably over three years. For additional information on vesting upon specified termination events or a change in control, see “Potential Payments Upon Change in Control, Retirement or Termination of Employment.”

2022 Option Exercises and Stock Vested

The following table provides information for our NEOs regarding stock option exercises and stock award vesting during fiscal 2022.

	Option Awards(1)		Stock Awards(1)(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Scott H. Baxter	—	—	168,412	$7,590,588
Rustin E. Welton	—	—	41,090	$1,853,523
Thomas E. Waldron	—	—	41,454	$1,870,587
Christopher M. Waldeck	—	—	41,260	$1,861,478
Thomas L. Doerr, Jr.	—	—	—	—
1.	The options and stock awards listed include awards that were exercised and/or vested in 2022. The awards include grants by VF prior to the Spin-Off. To the extent a VF award was converted into a Kontoor award, it is presented above on an as converted basis and reflects application of the Spin-Off conversion ratio of 2.425563. See the “Compensation Discussion and Analysis” on page 56 for a discussion of the treatment of VF awards in the Spin-Off.
2.	These columns report the number and value of vested RSU awards, including accrued dividends and dividend equivalents. The aggregate dollar amount reported as vested was computed by multiplying the number of RSUs by the fair market value of the underlying shares on the vesting date (the number of shares in the chart is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares). No amounts reported in these columns were deferred by the executive officers. The fair market value is defined under the Stock Plan to be the average of the high and low price of Kontoor common stock on the applicable date.

Kontoor Brands, Inc.	56	2023 Proxy Statement

2022 Nonqualified Deferred Compensation

Kontoor provides its senior executives, including our NEOs, with the opportunity to defer compensation under the Kontoor Brands Executive Deferred Savings Plan (the “EDSP”) and the EDSP II. While all of our NEOs participate in the EDSP II, only Mr. Waldron participates in the EDSP. No NEO made any contributions to, and Kontoor did not make any contributions to, any account under the EDSP in 2022.

The terms of the EDSP II permit an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual cash compensation in excess of the IRS annual compensation limit for 401(k) Plan contributions (but not more than 50% of the executive’s annual salary and 75% of the executive’s annual cash incentive payment). A participating executive’s account is also credited with matching credits equal to 100% on the first 6% of annual compensation deferred by the executive for the year. Earnings below the IRS annual compensation limit are eligible for contributions to the 401(k) Plan. The 401(k) Plan is a broad-based tax-qualified defined contribution plan for most U.S. employees of Kontoor. A participant is credited with matching contributions equal to 100% on the first 6% of the annual compensation contributed by the participant, up to the IRS annual compensation limit.

Accounts deferred are payable in either a lump sum or in up to ten annual installments following termination of employment, as elected by the executive at the time of deferral. Prior to termination of employment, an executive may receive a distribution of the executive’s deferred account upon an unexpected financial hardship.

Accounts under the EDSP and EDSP II are credited with earnings and losses based on certain hypothetical investments selected by the executive. The hypothetical investment alternatives available to executives include various funds. Executives may change such hypothetical investment elections on a daily basis (although Kontoor generally restricts its senior officers from changing their hypothetical investment elections with respect to the Kontoor common stock fund).

The following table provides information with respect to each plan that provides for nonqualified deferred compensation in which our NEOs participate. For 2022, each of our NEOs participated in the EDSP II, and Mr. Waldron participated in the EDSP.

Name	Plan	Executive Contributions in Last FY(1)	Kontoor Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2022 (4)
Scott H. Baxter	EDSP II	$468,873	$227,631	($1,344,318)	$0	$8,021,303
Rustin E. Welton	EDSP II	$223,079	$74,066	($150,891)	$0	$1,409,267
Thomas E. Waldron	EDSP II	$90,031	$71,427	($426,567)	$0	$2,381,915
	EDSP	$0	$0	($98,112)	$0	$378,180
Christopher M. Waldeck	EDSP II	$90,031	$71,427	($91,638)	$0	$412,810
Thomas L. Doerr, Jr.	EDSP II	$15,900	$12,231	$313	$0	$28,444
1.	Amounts reported in this column are included as salary and non-equity incentive compensation in the Summary Compensation Table. The type of compensation permitted to be deferred is cash compensation.
2.	Amounts reported in this column are included as All Other Compensation in the Summary Compensation Table. The matching contribution for qualified executives is 100% on the first 6% of compensation deferred by the named executive officer under the EDSP II (for compensation in excess of the 401k contribution limit, which was $305,000 in 2022).
3.	This column includes earnings and (losses) on deferred compensation balances. Such amounts are not “above-market” or “preferential” and therefore are not reported as compensation in the Summary Compensation Table.
4.	This column reflects the aggregate of salary and non-equity incentive awards deferred by each named executive officer during his or her career with Kontoor (and VF prior to the Spin-Off) plus the aggregate amount of contributions by Kontoor (and VF prior to the Spin-Off) and the investment earnings thereon. Amounts deferred each year by the named executive officers have been reported in the Summary Compensation Table in the year earned.

Kontoor Brands, Inc.	57	2023 Proxy Statement

Potential Payments Upon Change in Control, Retirement or Termination of Employment

The following section describes payments that would have been made to each of our NEOs and related benefits as a result of their termination of employment with Kontoor due to (i) a termination of service in the event of a change in control of Kontoor, (ii) the executive’s retirement, (iii) the executive’s death or disability; (iv) a termination by Kontoor without “cause,” (v) a termination by Kontoor with “cause,” or (vi) the executive’s resignation, assuming these events occurred on December 31, 2022.

The descriptions below do not include the following amounts that the executives also would have received in all termination scenarios:

(a)	the aggregate balance disclosed in the Nonqualified Deferred Compensation table above;
(b)	the value of the executive’s vested “in-the-money” unexercised stock options; the executive would be able to realize such value by exercise of the options prior to any termination, or during the exercise period that is available following termination unless the executive is terminated by Kontoor without “cause” with no severance, the executive resigns for a reason other than retirement or the executive is terminated by Kontoor with “cause”; or
(c)	in the case of death, disability, retirement or certain other scenarios in Kontoor’s discretion, the executive’s portion of the MIC Plan payment for the year ended, as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Our NEOs do not have employment contracts with Kontoor; all of their potential payments outlined below are defined in benefit plan documents described in this Proxy Statement. As described below under “Payments Upon Retirement,” as a result of retirement, executives do not receive enhanced benefits other than under the terms of certain equity awards, pursuant to which an executive who retires would not forfeit his awards due to retirement.

Treatment of Equity Awards Upon Change in Control, Retirement or Termination of Employment

Performance-Based Restricted Stock Units. PRSUs are forfeitable upon an executive’s termination of employment prior to the end of a performance cycle, except for the following:

(i)	the award will be settled to the extent actually earned in the event of death or disability,
(ii)	the award will be settled to the extent actually earned in the event of retirement, provided that a year has passed between the grant date and retirement date,
(iii)	the award will be settled for that pro-rated portion that would have been actually earned in the event of a termination of the executive’s employment by Kontoor without cause prior to a change in control, with pro-ration based on the part of the performance period in which the executive remained employed plus any period during which salary-related severance payments are made, provided that a year has passed between the grant date and termination date, and
(iv)	the award will be settled using the average of the performance achieved for the completed year(s) in the performance cycle if greater than 100% (i.e., the performance required to earn at least target PRSUs) or, if such average is less than 100%, the average of the actual performance for the completed year(s) in such performance cycle, with years not yet complete being deemed to be 100% of target performance, in the event of a termination by Kontoor without cause or by the executive for good reason at or after a change of control of Kontoor. The executives’ Change in Control Agreements described below also provide for PRSUs becoming fully vested upon an executive’s qualifying termination of employment following a change in control of Kontoor.

Restricted Stock Units. RSUs are generally forfeitable upon an executive’s termination of employment to the extent not vested, except for the following:

(i)	the award will immediately vest in full, without proration, in the event of death or disability,
(ii)	the award will vest in full, without proration, at the stated vesting date(s), in the event of retirement, and
(iii)	a pro rata portion of the award will vest at the next stated vesting date upon termination by Kontoor without cause.

Kontoor Brands, Inc.	58	2023 Proxy Statement

RSUs will be forfeited and terminate immediately upon an executive’s termination of employment for any reason if termination occurs prior to the first anniversary of the grant date. In accordance with the executives’ Change-in-Control Agreements described below, upon an executive’s qualifying termination of employment following a change in control of Kontoor, RSUs become fully vested.

Stock Options. Replacement Options are exercisable only so long as the option holder remains an employee of Kontoor or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and conditions contained in the Stock Plan, options generally remain exercisable for the period severance payments are made (if any) in the case of involuntary termination of employment and for 36 months after death, retirement or termination of employment due to disability. These options are generally forfeitable upon executive’s termination of employment to the extent not vested, except that upon termination of employment due to death or disability, any unvested portion of the option will vest and become exercisable in full. Upon termination due to retirement, any portion of the option that would not have vested before the expiration of the 36-month exercise period following termination will be forfeited, and upon involuntary termination where severance is paid, any portion of the option that would not have vested before the expiration of the severance payment installments will be forfeited.

In addition, in accordance with the executives’ Change-in-Control Agreements described below, upon an executive’s qualifying termination of employment following a change in control of Kontoor, vesting of the options is accelerated and all of the options held by the executive become fully exercisable.

Potential Payments Upon a Change in Control of Kontoor

Kontoor has entered into Change-in-Control Agreements (the “Change-in-Control Agreements”) with each of the NEOs. The Change-in-Control Agreements provide severance benefits to each of the NEOs only if his or her employment is terminated by Kontoor without cause or for good reason by any of the NEOs within the 24-month period after a change in control of Kontoor. The Change-in-Control Agreements have a term of two years with automatic 12-month extensions. The Change-in-Control Agreements may be terminated by Kontoor, unless Kontoor has actual knowledge of an event or transaction that if consummated would constitute a change in control of Kontoor and, if a change in control has occurred, the Change-in-Control Agreements may not be terminated until two years after the change in control.

Generally, severance benefits payable to our NEOs include a lump-sum payment of an amount equal to 2.99 times the sum of the executive’s highest annual salary within the year preceding termination plus the highest amount of annual cash incentive awarded to the executive during the three fiscal years prior to the date on which the executive’s employment is terminated following a change in control of Kontoor (but not less than the target annual cash incentive for the year of termination). Under the terms of the Change-in-Control Agreements, upon a qualifying termination, the executives would also be entitled to supplemental benefits, such as payment of a pro rata portion of non-equity incentive compensation, accelerated vesting of stock options, accelerated lapse of restrictions on RSUs, continued life, medical and dental insurance for specified periods after termination, entitlements under retirement plans and a lump-sum retirement related payment. In the case of PRSUs under the MTIP, the PRSUs would be deemed earned based on the actual performance achieved through the date of termination projected for the entire performance cycle (except if performance in completed years is below-target, the uncompleted years are projected at target), and such PRSUs would vest in full (without pro-ration).

The total payments to be made to an executive in the event of termination of employment upon a change in control of Kontoor potentially could exceed the level of “parachute payments” (as that term is defined in the Code) that would trigger the “golden parachute excise tax,” which could result in imposition of excise taxes on the executive and loss of tax deductibility for Kontoor. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, then the parachute payments will be reduced to just below that amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than he or she would receive if the full separation benefits were paid.

Kontoor Brands, Inc.	59	2023 Proxy Statement

The following table shows the payments to which each of our NEOs would be entitled in connection with their termination of employment by Kontoor without cause or by the executive for good reason following a change in control of Kontoor, assuming the triggering event occurred on December 31, 2022:

Name	Severance Amount	Bonus	Unvested RSU and PRSU Awards	Unvested Stock Options	Estimated Value of Benefit Continuation	Total
Scott H. Baxter	$12,468,300	$1,800,000	$12,379,662	$0	$54,897	$26,702,859
Rustin E. Welton	$4,658,420	$487,500	$2,741,912	$0	$86,854	$7,974,686
Thomas E. Waldron	$4,637,490	$580,000	$3,146,237	$0	$54,128	$8,417,855
Christopher M. Waldeck	$4,637,490	$580,000	$3,146,237	$0	$86,489	$8,450,216
Thomas L. Doerr, Jr.	$2,614,755	$344,500	$1,983,035	$0	$86,357	$5,028,647

Payments Upon Retirement

Mr. Baxter and Mr. Waldron are our only NEOs who were retirement eligible at December 31, 2022. Retirement would not result in any enhanced benefits, but under the terms of certain equity awards, an executive who is eligible for retirement would not forfeit his awards due to retirement. In the case of stock options, the options will continue to vest and become exercisable for thirty-six months following retirement (or the option’s termination date, if earlier). For RSUs, the awards will continue to vest following retirement at the stated vesting dates, without proration, so long as termination occurs on a date that is more than one year following the grant date. Under the MTIP, upon a NEO’s retirement, the senior executive is entitled to settlement of the total number of PRSUs actually earned for the performance cycle.

At December 31, 2022, the estimated value of all unexercisable options, unvested RSUs, unvested PRSUs and unvested restricted stock, assuming the NEO had terminated employment due to retirement is as follows:

Name	Unvested RSU Awards	Unvested PRSU Awards(1)	Unvested Stock Options	Total
Scott H. Baxter	$1,692,418	$5,236,174	$0	$6,928,592
Thomas E. Waldron	$383,602	$1,199,929	$0	$1,583,531
1.	Under the MTIP, upon retirement at December 31, 2022, PRSUs earnable for the 2021-2023 cycle would not be forfeited but would remain fully subject to the performance requirements, so that the PRSUs would only be earned upon completion of the performance periods and only to the extent performance goals were actually achieved over the performance period. Therefore, the value shown is at target because actual values cannot be calculated until the conclusion of the performance cycle. The PRSUs earnable for the 2022-2024 cycle would have been forfeited in the event that the NEO had retired on December 31, 2022, because as of that date, they would not have been outstanding for at least one year following the grant date.

Kontoor Brands, Inc.	60	2023 Proxy Statement

Payments Upon Termination Due to Death or Disability

Termination due to death or disability would not result in any enhanced benefits, but under the terms of certain equity awards, an executive would not forfeit his awards due to death or disability terminations. To the extent one year has passed since the grant date, RSUs vest in full without proration upon termination due to death or disability. Under the MTIP, participants will receive the total number of PRSUs actually earned upon a termination for death or disability. Options generally fully vest upon termination due to death or disability and are exercisable for thirty-six months following such termination date. The following table shows the estimated value of all unvested restricted stock or RSUs, unvested PRSUs and unexercisable options on December 31, 2022, assuming the executive had terminated employment due to death or disability:

Name	Unvested RSU Awards	Unvested PRSU Awards(1)	Unvested Stock Options	Total
Scott H. Baxter	$1,692,418	$8,456,129	$0	$10,148,547
Rustin E. Welton	$383,602	$1,884,198	$0	$2,267,800
Thomas E. Waldron	$383,602	$2,123,018	$0	$2,506,620
Christopher M. Waldeck	$383,602	$2,123,018	$0	$2,506,620
Thomas L. Doerr, Jr.(2)	$0	$1,178,185	$0	$1,178,185
1.	Under the MTIP, upon death or disability, PRSUs earnable for the incomplete cycles (2021-2023 and 2022-2024) would not be forfeited but would remain fully subject to the performance requirements, so that PRSUs would only be earned upon completion of the performance periods and only to the extent performance goals were actually achieved over the performance period. Therefore, the value shown is at target because actual values cannot be calculated until the conclusion of the performance cycle.
2.	Mr. Doerr joined the Company effective May 31, 2022.

Payments Upon Termination Without Cause

Under the MTIP, in the event of a termination by Kontoor without “cause” prior to a change in control, if the executive has been an active participant for at least 12 months in a performance cycle, the executive would be eligible to receive a pro rata portion of the total number of PRSUs based on actual performance for the full performance cycle, with pro-ration based on the part of the cycle in which the executive remained employed plus the period, if any, during which salary-related severance payments are made. To the extent one year has passed since the grant date, a prorated portion of Kontoor RSUs would also vest. The NEOs have no rights to severance pay in the event of a termination by Kontoor without “cause” prior to a change in control. Amounts that would be paid in respect of PRSUs and RSUs are as follows:

Name	Unvested RSU Awards	Unvested PRSU Awards	Unvested Stock Options	Total
Scott H. Baxter	$1,692,418	$5,236,174	$0	$6,928,592
Rustin E. Welton	$306,920	$1,018,708	$0	$1,325,628
Thomas E. Waldron	$383,602	$1,199,929	$0	$1,583,531
Christopher M. Waldeck	$306,920	$1,018,708	$0	$1,325,628
Thomas L. Doerr, Jr.(1)	$0	$0	$0	$0
1.	Mr. Doerr joined the Company effective May 31, 2022.

Kontoor Brands, Inc.	61	2023 Proxy Statement

Payments Upon Termination for Cause or Resignation

In the event of a termination for “cause” or resignation not qualifying as retirement, each NEO would receive no additional compensation and any outstanding equity awards would be forfeited.

Pay Versus Performance Table
					Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs	KTB Total Shareholder Return	S&P 1500 Apparel Retail Index Total Shareholder Return	KTB GAAP Net Income ($mm)	KTB Adjusted EPS Measure(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$11,412,428	$10,260,831	$3,175,275	$3,052,820	$104.55	$125.35	$245,493,000	$4.49
2021	$ 9,979,870	$14,670,445	$2,375,813	$2,881,053	$127.77	$129.18	$195,423,000	$4.28
2020	$6,222,014	$5,305,530	$1,742,947	$1,485,725	$98.08	$111.33	$67,923,000	$2.61

1.

Our Chief Executive Officer, Scott H. Baxter, served as our Principal Executive Officer (“PEO”) in 2022, 2021 and 2020. Our other NEOs (“Non-PEO NEOs”) included:

a.  For 2022, Thomas L. Doerr, Jr. (who served for seven months in 2022), Thomas E. Waldron, Christopher M. Waldeck, and Rustin E. Welton.

b.  For 2021, Laurel Krueger (who served for eight months in 2021), Thomas E. Waldron, Christopher M. Waldeck, and Rustin E. Welton.

c.  For 2020, Laurel Krueger, Thomas E. Waldron, Christopher M. Waldeck, and Rustin E. Welton.

2.	For each year, the values included in columns (c) and (e) for the compensation actually paid to our PEO and the average compensation paid to our non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:
3.	The Company has identified Adjusted EPS as the company-selected measure for the pay versus performance disclosure, representing the most important financial performance measure used to link compensation actually paid to the PEO and the other NEOs in 2022 to the Company's performance. See “Appendix A-Reconciliation of Adjusted Financial Measures” at the end of this document for a reconciliation to the most directly comparable GAAP measure.

	2022		2021		2020
Reconciliation of Summary Compensation Totals and Compensation Actual Paid	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table Total for PEO (column (b))	$11,412,428	$3,175,275	$9,979,870	$2,375,813	$6,222,014	$1,742,947
+/- Net Change in Pension Value	$0	$0	$0	$0	$0	$0
+/- Net Change in Stock Awards Value	($1,151,597)	($122,455)	$4,630,601	$505,862	($772,162)	($235,664)
+/- Net Change in Option Award Value	$0	$0	$59,974	($622)	($144,322)	($21,558)
Compensation Actually Paid	$10,260,831	$3,052,820	$14,670,445	$2,881,053	$5,305,530	$ 1,485,725

Kontoor Brands, Inc.	62	2023 Proxy Statement

For each year, the value of stock awards and stock options awards used to calculate Compensation Actually Paid reflect the following assumptions:

	2022	2021	2020
Restricted Stock Units
Stock Price	$39.91 – $46.90	$41.47 - $51.25	$17.72 -$42.22
Performance Stock Units
Stock Price	$44.11	$51.25	$40.56
Performance Multiplier	107% - 114%	91% - 133%	88% - 107%
Stock Options
Stock Price		$40.56 – $43.41	$17.66 - $41.99
Expected Life		4.2 – 6.6	3.3 – 6.0
Risk-Free Rate		0.4% - 0.6%	0.4% - 1.6%
Volatility		53.7% - 56.1%	35.9% - 56.7%
Dividend Yield		3.7% - 3.9%	5.3% - 9.1%

Performance Metrics

The table below lists our most important performance measures used to link "Compensation Actually Paid" for our NEOs to company performance, over the fiscal year 2022. These measures are used to determine the AIP and PRSU payouts for each of the NEOs. For more information on AIP and actual payouts for each NEO, see “Annual Cash Incentives” beginning on page 41 of this Proxy Statement. For more information on PRSU awards and actual payouts for each NEO, see "Long-Term Incentive Awards" beginning on page 45 of this Proxy Statement. The performance measures included in this table are not ranked by relative importance.
GAAP Revenue (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Annual Cash Incentives”, described on page 42)
Gross Margin (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Annual Cash Incentives”, described on page 42)
Profit Before Taxes (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Annual Cash Incentives”, described on page 42)
Operating Cash Flow (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Long-Term Incentive Awards”, described on page 45)
Adjusted EPS (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Long-Term Incentive Awards”, described on page 45)

In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Company’s executive compensation program and the executive compensation decisions included in the 2022 Summary Compensation Table and related disclosures appropriately reward our PEO and the Other NEOs for Company and individual performance, assist the Company in retaining our senior leadership team and support long-term value creation for our stockholders. The values included in the columns for Compensation Actually Paid to our PEO and the Other NEOs, calculated in accordance with newly adopted SEC disclosure rules, in each of the fiscal years reported above and over the three-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors. As the values change considerably from year-to-year based on stock price performance, they further demonstrate the “pay-for-performance” compensation philosophy of our executive compensation program. As the table demonstrates, the compensation of our PEO and the Other NEOs is higher when our stock price performs well, and lower when the stock price does not perform as well, demonstrating the clear alignment of interests of our PEO and the Other NEOs and our stockholders.

Relationship Between Compensation Actually Paid and Performance Measures
Period	Compensation Actually Paid to PEO	Average compensation Actually Paid to Other NEOs	KTB TSR	Peer Group TSR	GAAP Net Income	Adjusted EPS
2020 to 2022	93%	105%	5%	25%	261%	72%
•	Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Cumulative TSR. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 93% and 105%, respectively, compared to a 5% increase in our TSR over the same time period.
•	Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Net Income. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 93% and 105%, respectively, compared to a 261% increase in our Net Income over the same time period.
•	Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Adjusted EPS. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 93% and 105%, respectively, compared to a 72% increase in our Adjusted Diluted EPS over the three-year period.
•	Relationship Between the Company’s TSR and the Peer Group TSR. The TSR for the peer group disclosed in the table above increased by 25% from 2020 to 2022 as compared to the Company’s TSR, which increased by 5% over the same time period.

Kontoor Brands, Inc.	63	2023 Proxy Statement

2022 CEO Pay Ratio

Kontoor is a global lifestyle apparel company focused on the design, manufacturing, sourcing, marketing and distribution of a portfolio of brands. Approximately 68% of our workforce is located in Latin America and Mexico, 20% is located in the U.S., and 12% is located in the Asia-Pacific Countries (APAC) and Europe, Middle East and Africa (EMEA) regions.

We had previously identified a “median employee” for disclosure in our 2021 proxy statement using the methodology set forth below. For purposes of determining our CEO pay ratio for fiscal 2022, our last completed fiscal year, SEC rules allow us to use the same median employee (or comparable employee) for three years as long as there has been no change in our employee population or employee compensation programs that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. During the last completed fiscal year, we determined there has been no change in our employee population or employee compensation programs that would significantly impact our CEO pay ratio disclosure and given that we have used the same median employee for this pay ratio calculation as we had used in the prior year.

As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our “median employee.” The latter is an estimate calculated consistent with SEC rules, based on our payroll and employment records and the methodology described below. SEC rules allow a variety of methodologies and exclusions and permit reasonable estimates and assumptions. Kontoor has a large global workforce, with approximately 9,800 employees in Latin America and Mexico performing manufacturing and production-based roles. For fiscal 2022, we selected the same median employee as fiscal 2021 and 2020 – a full-time, Mexico-based production operator – whose fiscal 2022 annual total compensation was $6,920, calculated in accordance with the requirements of the Summary Compensation Table. Our CEO received $11,412,428 in compensation during the same period. Therefore, our CEO to Median Employee Pay Ratio is 1,649:1.

As previously disclosed, to identify our “median employee” in fiscal 2020, we used our active global employee population as of December 31, 2020, which had 14,070 full-time, part-time, temporary, and seasonal employees in 30 countries throughout the world. Of that population, 2,898 were U.S. employees and 11,172 were non-U.S. employees. No employees were excluded under the de minimis exemption.

For our consistently applied compensation measure, we used total cash compensation received – a combination of salary/overtime (paid on an hourly, weekly, biweekly or monthly basis) plus a variety of other cash-based incentive pay (including bonuses and other types of production based pay typical for their respective positions) received by the employees in our identified population. Given our multiple payroll systems and diverse global workforce, we measured compensation for our employees using the 9-month period ended September 30, 2020. In making this determination, we annualized the compensation of employees included in the calculation who were hired during the period, but who did not work for the company during the entire 9-months. Total cash compensation rates of employees paid in foreign currencies were converted into U.S. dollars using our standard monthly foreign exchange conversion rates for 2020. We did not make any cost-of-living adjustments.

We identified the “median employee” from our employee population by ranking our employees, excluding the CEO, high to low based on their total cash compensation earned over the measurement period and excluded employees at the median who had anomalous compensation characteristics.

Kontoor Brands, Inc.	64	2023 Proxy Statement

2022 Equity Compensation Plan Information Table

The following table provides information as of December 31, 2022, regarding the number of shares of Kontoor common stock that may be issued under Kontoor’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(3)
Equity compensation plans approved by shareholders	3,724,382	$26.70	3,976,466
Equity compensation plans not approved by shareholders	—	—	—
Total	3,724,382	$26.70	3,976,466
1.	PRSUs assume maximum performance conditions will be satisfied (i.e., at 225% of target award for 2020, 2021 and 2022 PRSUs). Shares of restricted stock do not constitute “options, warrants or rights” and therefore are excluded from these columns.

2.	Includes weighted average exercise price for stock options only.

3.	Includes securities remaining available for future issuance under the 2019 Stock Compensation Plan.

Kontoor Brands, Inc.	65	2023 Proxy Statement

Security Ownership of Certain
Beneficial Owners and Management

Common Stock Beneficial Ownership of Certain Beneficial Owners

Set forth below are persons known by Kontoor to have voting power and/or dispositive power over more than 5% of Kontoor common stock, as well as certain other information, all as of February 16, 2023, except that information regarding the number of shares of Kontoor common stock beneficially owned by these shareholders (but not the calculation of the percentage of Kontoor common stock beneficially owned) is as of December 31, 2022, as indicated in the footnotes below. The percentage of Kontoor common stock beneficially owned is based on 55,520,004 shares outstanding as of February 16, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)(1)	Percent of Class
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10555	8,141,248	14.7%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	6,347,684	11.4%
PNC Bank N.A. and affiliates(4) 300 Fifth Avenue Pittsburgh, PA 15222	5,398,664	9.7%
Ameriprise Financial, Inc.(5) 145 Ameriprise Financial Center Minneapolis, MN 55474	3,164,648	5.7%
FMR LLC/Fidelity(6) 245 Summer Street Boston, MA 02210	2,880,121	5.2%

1.

None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

2.

The information in the above table concerning BlackRock, Inc. (“BlackRock”) was obtained from a Schedule 13G/A filed with the SEC by BlackRock on January 26, 2023 reporting beneficial ownership at December 31, 2022. BlackRock reported having sole voting power over 8,077,620 shares and sole dispositive power over 8,141,248 shares.

3.

The information in the above table concerning The Vanguard Group, Inc. (“Vanguard”) was obtained from a Schedule 13G/A filed with the SEC by Vanguard on February 9, 2023 reporting beneficial ownership at December 31, 2022. Vanguard reported having shared voting power over 94,435 shares, sole dispositive power over 6,203,746 shares, and shared dispositive power over 143,938 shares.

4.

The information in the above table concerning PNC Bank, N.A. (“PNC Bank”) and affiliates was obtained from a Schedule 13G/A filed with the SEC by PNC Bank on February 10, 2023 reporting beneficial ownership at December 31, 2022. PNC Bank and affiliates held a total of 5,398,664 shares in various trust and agency accounts on December 31, 2022. As to all such shares, PNC Bank and its affiliates reported having sole voting power over 16,898 shares, shared voting power over 5,378,042 shares, sole dispositive power over 6,507 shares, and shared dispositive power over 5,389,044 shares. Of the total shares reported, 5,378,042 shares are held in the Barbey Family Trust accounts for which PNC Bank serves as co-trustee with Clarence Otis, Jr. and Juliana L. Chugg, who was a member of the Board through November 30, 2021. Because neither the individual trustees nor PNC Bank separately controls the decision-making of the trustees, the parties serving as trustees are not deemed to separately beneficially own the shares held in the Barbey Family Trust accounts and are not deemed to share voting or dispositive power over such shares under applicable SEC rules.

5.

The information in the above table concerning Ameriprise Financial, Inc. (“Ameriprise”) was obtained from a Schedule 13G filed with the SEC by Ameriprise on February 14, 2023 reporting beneficial ownership at December 31, 2022. Ameriprise reported having shared voting power over 3,158,524 and shared dispositive power over 3,164,648 shares.

6.

The information in the above table concerning FMR LLC, Fidelity and Abigail P. Johnson (“Fidelity”) was obtained from a Schedule 13G filed with the SEC by Ameriprise on February 9, 2023 reporting beneficial ownership at December 31, 2022. Fidelity reported having sole voting power over 2,875,945 shares and sole dispositive power over 2,880,121 shares.

Kontoor Brands, Inc.	66	2023 Proxy Statement

Common Stock Beneficial Ownership of Management

The following table reflects, as of February 16, 2023, the total beneficial ownership of Kontoor common stock of each director and nominee for director, each named executive officer, and all current directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power with respect to the shares held by them, except as indicated in the footnotes. The address of all listed shareholders below is c/o Kontoor Brands, Inc., 400 N. Elm Street, Greensboro, North Carolina 27401. The percentage of Kontoor common stock beneficially owned is based on 55,520,004 shares outstanding as of February 16, 2023.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)(1,2)	Percent of Class (%)
Non-employee Directors
Kathleen S. Barclay	15,290	*
Ashley D. Goldsmith(3)	3,720	*
Robert M. Lynch	7,165	*
Andrew E. Page(4)	4,681	*
Mark L. Schiller	6,570	*
Robert K. Shearer	41,545	*
Shelley Stewart, Jr.	15,290	*
Named Executive Officers
Scott H. Baxter(5)	912,021(6)	1.6
Thomas L. Doerr, Jr.(7)	0	*
Christopher M. Waldeck	122,020	*
Thomas E. Waldron	164,401	*
Rustin E. Welton	163,160	*
All Current Directors and Executive Officers as a group (12 persons)	1,455,863(2)	2.6

*	Represents less than 1.0%
1.	Shares counted as beneficially owned do not include phantom shares accounted for in connection with the Kontoor Deferred Savings Plan for Non-Employee Directors because they are settled in cash.
2.

Shares owned also include those that could be acquired upon exercise of the following number of stock options that are exercisable as of February 16, 2023, or within 60 days thereafter or upon settlement of RSUs vesting as of February 16, 2023, or within 60 days thereafter: Mr. Baxter, 553,953 options, 121,612 RSUs; Mr. Doerr, 0 options, 0 RSUs; Mr. Waldeck, 41,495 options, 29,313 RSUs; Mr. Waldron, 73,575 options, 29,313 RSUs; Mr. Welton, 73,692 options, 27,933 RSUs; all current directors and officers as a group, 742,715 options, 235,752 RSUs.

3.	Ms. Goldsmith joined the Board in February 2022.
4.	Mr. Page joined the Board in June 2022.
5.	Mr. Baxter is also a director.
6.	Includes 380 shares held by Mr. Baxter’s son as to which he has shared voting power but no dispositive power.
7.	Mr. Doerr joined the Company in May 2022.

Kontoor Brands, Inc.	67	2023 Proxy Statement

Proposal No. 2
Ratification of Appointment of
Independent Registered Public
Accounting Firm

PricewaterhouseCoopers LLP has been Kontoor’s independent registered public accounting firm since the Spin-Off, including for purposes of performing an audit of the financial statements included in Kontoor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. On February 20, 2023, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP to serve as Kontoor’s independent registered public accounting firm and to perform the audit of Kontoor’s financial statements and internal control over financial reporting for the fiscal year ending December 30, 2023. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP as Kontoor’s independent registered public accounting firm to our shareholders for ratification because we value our shareholders’ views on Kontoor’s independent registered public accounting firm. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Kontoor and its shareholders.

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended December 31, 2022 and January 1, 2022 and fees billed for other services rendered by PricewaterhouseCoopers LLP for those periods.

Type of Fees	2022	2021
Audit fees(1)	$3,993,000	$4,312,500
Audit-related fees(2)	$120,000	$40,000
Tax fees	—	—
All other fees(3)	$10,000	$10,000
Total:	$4,123,000	$4,362,500

1.	Audit fees consisted of fees for the audit of our consolidated financial statements, for quarterly reviews of interim consolidated financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements.
2.	Audit-related fees consisted primarily of controls risk assessment and sales certificates.
3.	Other fees consisted of subscriptions to an online accounting research tool.

The Audit Committee considered whether providing the non-audit services shown in this table were compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that they were.

Kontoor Brands, Inc.	68	2023 Proxy Statement

The Board requires that all audit-related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP are to be pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by Kontoor’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval. Criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to Kontoor’s independent registered public accounting firm for changes in scope of recurring services or additional nonrecurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by Kontoor’s independent registered public accounting firm and the related fees. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Vote

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Kontoor's independent registered accounting firm for the fiscal year ending December 30, 2023.

Report of the Audit Committee

The Audit Committee reports as follows with respect to the audit of Kontoor’s consolidated financial statements for the fiscal year ended December 31, 2022 (collectively, the “2022 Financial Statements”). At a meeting of the Audit Committee held on February 20, 2023, the Audit Committee (i) reviewed and discussed with management the 2022 Financial Statements; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission which include, among other items, matters related to the conduct of the audit of the 2022 Financial Statements; and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP their independence from Kontoor. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2022 Financial Statements as audited by PricewaterhouseCoopers LLP be included in Kontoor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to be filed with the Securities and Exchange Commission.

The Audit Committee,

Robert K. Shearer, Chair

Andrew E. Page

Mark L. Schiller

Shelley Stewart, Jr.

Kontoor Brands, Inc.	69	2023 Proxy Statement

Proposal No. 3
Approval of Named Executive Officer Compensation on a Non-Binding
Advisory Basis (“Say-on-Pay Vote”)

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (“NEOs”), pursuant to Section 14A of the Securities Act of 1934, as disclosed in this Proxy Statement, which includes the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

While this vote is advisory and not binding on the Company, the Board values shareholders’ opinions and will consider the outcome of the vote in determining our executive compensation programs.

At our 2020 Annual Meeting of Shareholders, our shareholders indicated a preference that the Say-on-Pay Vote occur on an annual basis. In accordance with this preference, we determined that we will include a Say-on-Pay Vote in our proxy materials for each annual meeting of shareholders until the next advisory vote on the frequency of future Say-on-Pay Votes. It is expected that the next shareholder vote on the frequency of Say-on-Pay Votes will occur at our 2026 Annual Meeting of Shareholders.

Our Board maintains a “pay for performance” philosophy that forms the foundation for Committee decisions regarding executive compensation. In addition, our executive compensation programs are designed to facilitate strong corporate governance, foster collaboration, and support our short- and long-term Company strategies and objectives.

The CD&A portion of this Proxy Statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Talent and Compensation Committee has made under those programs, and the factors considered in making those decisions, including 2022 Company performance and the alignment of pay outcomes with actual performance outcomes, focusing on the compensation of our NEOs. Our shareholders have affirmed their support of our executive pay programs through their ongoing support of our Say on Pay proposals. We believe we have created a compensation program deserving of shareholder support.

For these reasons, our Board is asking shareholders to approve, on a non-binding advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Named Executive Officers disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the supporting tabular and related narrative disclosure on executive compensation) is hereby APPROVED.”

While the results of the vote are non-binding and advisory in nature, the Talent and Compensation Committee and the Board intend to carefully consider the results of this vote. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.

Kontoor Brands, Inc.	70	2023 Proxy Statement

Shareholders are urged to read the “Executive Compensation” section of this Proxy Statement, including the section entitled “Compensation Discussion & Analysis,” which describes our executive compensation philosophy and programs in greater detail, as well as compensation decisions made by the Talent and Compensation Committee with respect to the fiscal year ended December 31, 2022.

Vote

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers on a non-binding advisory basis.

Kontoor Brands, Inc.	71	2023 Proxy Statement

Additional Information

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement. Kontoor will bear the entire cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person, by telephone or by email by directors, officers and other employees of Kontoor without additional compensation for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Shareholder Proposals and Nominations for the 2024 Annual Meeting of Shareholders

Shareholders may nominate directors for election to the Board and make other proposals to be considered at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”). In accordance with Kontoor’s Bylaws, notice of any director nominations for election to the Board at the 2024 Annual Meeting or any other proposal for consideration at the 2024 Annual Meeting must be in writing and delivered to, or mailed and received by, the Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401 no earlier than December 22, 2023 and no later than January 21, 2024. However, if the 2024 Annual Meeting is advanced more than 30 days prior to the first anniversary of the Annual Meeting, or delayed more than 70 days after the first anniversary of the Annual Meeting, then notice must be received by Kontoor no earlier than the 120th day prior to the 2024 Annual Meeting and no later than the later of 70 days prior to the date of the 2024 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by Kontoor. Kontoor’s Bylaws also specify requirements relating to the content of the notice that shareholders must provide in order for a director nomination or other proposal to be properly brought before the 2024 Annual Meeting. In addition, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Kontoor’s nominees must provide notice that sets forth the additional information required by Rule 14a-19 under the Securities Exchange Act of 1934 not prior to December 22, 2023 and not later than January 21, 2024.

Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by the Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401 by November 10, 2023.

Householding

Under SEC rules, a single Notice or Annual Report and Proxy Statement may be sent to any household at which two or more Kontoor shareholders reside if they appear to be members of the same family. Each shareholder receiving physical copies of the proxy materials continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses for Kontoor. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., P.O. Box 43006 Providence, RI 02940-3006; (800) 446-2617.

Brokers with accountholders who are Kontoor shareholders may be householding our proxy materials. As indicated in the Notice previously provided by these brokers to our shareholders, a single Notice or Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and

Kontoor Brands, Inc.	72	2023 Proxy Statement

would prefer to receive a separate Notice or Annual Report and Proxy Statement, please notify your broker so that separate copies may be delivered to you. Shareholders who currently receive multiple copies of the Notice or Annual Report and Proxy Statement at their address who would prefer to receive a single copy should contact their broker.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of Kontoor, as well as persons who own more than 10% of Kontoor’s common stock (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Based solely on its review of forms filed with the SEC and representations received from directors and officers, Kontoor believes that during the fiscal year ended December 31, 2022 all Reporting Persons complied with the Section 16(a) filing requirements, except that a Form 4 for Thomas E. Waldron (reporting his annual equity grant and the tax withholding of shares on the vesting of prior equity awards) was filed two days late due to administrative error.

Kontoor Brands, Inc.	73	2023 Proxy Statement

Other Matters

The Board is not aware of any matter that is intended to be brought before the Annual Meeting other than the matters described in this Proxy Statement and does not intend to bring any other matters before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons named in the proxy card will be authorized to vote thereon on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment.

WHETHER OR NOT YOU PLAN TO ATTEND THE LIVE WEBCAST OF THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING.

By Order of the Board of Directors

Thomas L. Doerr, Jr.

Executive Vice President, General Counsel and Corporate Secretary

Dated: March 9, 2023

Kontoor Brands, Inc.	74	2023 Proxy Statement

Appendix A

Reconciliation of Adjusted Financial Measures (Non-GAAP)

Twelve Months Ended December (In thousands, except for per share amounts)
	2022	2021	2020
Net revenues—as reported under GAAP	2,631,444	2,475,916	2,097,839
Cost of goods sold—as reported under GAAP	1,497,076	1,368,190	1,234,150
Restructuring & separation costs (a)	-	2,662	(467)
Adjusted cost of goods sold	1,497,076	1,370,852	1,233,683
Gross profit—as reported under GAAP	1,134,368	1,107,726	863,689
Restructuring & separation costs (a)	-	(2,662)	467
Adjusted gross profit	1,134,368	1,105,064	864,156
As a percentage of total net revenues	43.1	44.6	41.2
Selling, general and administrative expenses—as reported under GAAP	777,703	824,747	739,855
Restructuring & separation costs (a)	(15,609)	(71,820)	(105,088)
Adjusted selling, general and administrative expenses	762,095	752,927	634,767
Interest income—as reported under GAAP	1,352	1,480	1,608
Interest expense—as reported under GAAP	(34,919)	(38,900)	(49,992)
Financing costs (c)	-	4,655	-
Other adjustments (b)	-	(1,888)	(2,044)
Adjusted interest expense	(34,919)	(36,133)	(52,036)
Other expense, net—as reported under GAAP	(3,962)	(959)	(2,514)
Restructuring & separation costs (a)	(2,983)	-	-
Other adjustments (b)	-	1,888	2,044
Adjusted other income (expense), net	(6,945)	929	(470)
Diluted earnings per share—as reported under GAAP	4.31	3.31	1.17
Restructuring & separation costs (a)	0.18	0.92	1.44
Financing costs (c)	-	0.06	-
Adjusted diluted earnings per share	4.49	4.28	2.61

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. Amounts herein may not recalculate due to the use of unrounded numbers.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures

Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

Kontoor Brands, Inc.	A-1	2023 Proxy Statement

(a)	During the year ended December 2022, restructuring and separation costs included $13.7 million of severance and employee-related benefit costs, a $2.6 million pension curtailment gain, $0.4 million of other employee-related benefits and $1.9 million of other costs. All restructuring and separation costs during the year ended December 2022 are attributable to the globalization of the Company’s operating model and relocation of the European headquarters. During the year ended December 2021, restructuring and separation costs primarily related to the Company’s global ERP system and information technology infrastructure build-out as well as strategic actions taken by the Company to exit certain company-owned outlet stores and transition our India business to a licensed model. During the year ended December 2020, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out as well as strategic actions taken by the Company, including charges resulting from the Company's decision to exit certain company-owned outlet stores, transition the India business to a licensed model and respond to COVID-19. These costs were partially offset by the benefit of a $6.6 million gain on the sale of manufacturing assets during the third quarter of 2020. Total restructuring and separation adjustments resulted in a corresponding tax impact of $2.5 million, $15.0 million and $22.2 million for the twelve months ended December 2022, December 2021 and December 2020, respectively.
(b)	Other adjustments have been made for the years ended December 2022, December 2021 and December 2020 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes.
(c)	Financing costs relate to expenses incurred to amend the Company’s senior secured credit facility and to issue $400.0 million of senior notes. These adjustments had a corresponding tax impact of $1.1 million for the year ended December 2021.

Kontoor Brands, Inc.	A-2	2023 Proxy Statement

SCAN TO
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KONTOOR BRANDS, INC.
400 NORTH ELM STREET
GREENSBORO, NC 27401

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KONTOOR BRANDS, INC.

The Board of Directors recommends you vote FOR each of the nominees in Proposal 1.

Nominees:	For	Against	Abstain
1a. Scott H. Baxter	☐	☐	☐
1b. Ashley D. Goldsmith	☐	☐	☐
1c. Robert M. Lynch	☐	☐	☐
1d. Andrew E. Page	☐	☐	☐
1e. Mark L. Schiller	☐	☐	☐
1f. Robert K. Shearer	☐	☐	☐
1g. Shelley Stewart, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as Kontoor's independent registered public accounting firm for the fiscal year ending December 30, 2023.	☐	☐	☐
3. To approve the compensation of Kontoor's named executive officers as disclosed in our proxy statement.	☐	☐	☐

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